Exhibit 2.1

                        STOCK PURCHASE AND SALE AGREEMENT



                                   by and among



                        ESCO TECHNOLOGIES HOLDING, INC.,
                                    as Buyer,


                                       and


                             ESCO TECHNOLOGIES INC.,
                                as Buyer Parent,


                                       and


                           DOBLE ENGINEERING COMPANY,
                                 as the Company


                                       and


                         The Stockholders of the Company





                                November 6, 2007





                                                           TABLE OF CONTENTS

                                                                          Page


Article I - PURCHASE AND SALE OF COMPANY SHARES; CLOSING.   .................1
         Section 1.1.Purchase and Sale of Company Shares.....................1
         Section 1.2.Purchase Price and Payment..............................1
         Section 1.3.Adjustment to Purchase Price............................3
         Section 1.4.Time and Place of Closing...............................7
         Section 1.5.Deliveries at Closing...................................7
         Section 1.6.Stockholder Representative..............................8

Article II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................10
         Section 2.1.Existence; Good Standing; Authority....................10
         Section 2.2.Capitalization.........................................10
         Section 2.3.Subsidiaries...........................................11
         Section 2.4.No Conflict............................................11
         Section 2.5.Financial Statements...................................12
         Section 2.6.Absence of Certain Changes.............................13
         Section 2.7.Necessary Property.....................................14
         Section 2.8.Consents and Approvals.................................14
         Section 2.9.Litigation.............................................14
         Section 2.10.  Taxes...............................................14
         Section 2.11.Employee Benefit Plans................................17
         Section 2.12.Real and Personal Property............................19
         Section 2.13.Labor and Employment Matters..........................21
         Section 2.14.Data Privacy..........................................22
         Section 2.15.Product & Service Warranties;
                      Product Safety Authorities............................22
         Section 2.16.Contracts and Commitments.............................23
         Section 2.17.Customers.............................................24
         Section 2.18.Suppliers.............................................24
         Section 2.19.Foreign Operations and Export Control.................24
         Section 2.20.Intellectual Property.................................25
         Section 2.21.Environmental Matters.................................26
         Section 2.22.Inventory.............................................28
         Section 2.23.Insurance.............................................28
         Section 2.24.Accounts Receivable...................................28
         Section 2.25.Transactions with Related Persons; Affiliates.........28
         Section 2.26.No Guarantees.........................................28
         Section 2.27. Brokers..............................................28
         Section 2.28.Compliance with Laws..................................28
         Section 2.29.Disclaimer of Other Representations and Warranties;
                      Knowledge; Disclosure.............               .....29

Article III - SEVERAL REPRESENTATIONS AND  WARRANTIES OF STOCKHOLDERS.......30
         Section 3.1.Company Shares.........................................30
         Section 3.2.Authority..............................................30
         Section 3.3.Warranties Limited.....................................31

Article IV - REPRESENTATIONS AND WARRANTIES OF BUYER........................31
         Section 4.1.Existence; Good Standing; Authority....................31
         Section 4.2.No Conflict............................................32
         Section 4.3.Consents and Approvals.................................32
         Section 4.4.Litigation.............................................32
         Section 4.5.Financing..............................................33
         Section 4.6.  Brokers..............................................33
         Section 4.7.Investment Intent......................................33
         Section 4.8.Inspection; No Other Representations...................33

Article V - CERTAIN COVENANTS OF BUYER, THE COMPANY  AND THE STOCKHOLDERS...34
         Section 5.1.Conduct of Business Prior to Closing...................34
         Section 5.2.Access to Information..................................35
         Section 5.3.Confidentiality........................................35
         Section 5.4.Regulatory and Other Authorizations; Consents. ........36
         Section 5.5.Further Action.........................................37
         Section 5.6.Press Releases.........................................37
         Section 5.7.No Solicitation........................................37
         Section 5.8.Conveyance Taxes; Costs................................37
         Section 5.9.Books and Records; Insurance...........................38
         Section 5.10.Officers' and Directors' Indemnification..............38
         Section 5.11.Stockholder Release...................................38
         Section 5.12.Tax Matters...........................................39
         Section 5.13.Commitment Letter.....................................39
         Section 5.14.Bonus Plans...........................................40
         Section 5.15.Foreign Subsidiaries..................................40
         Section 5.16.Rights to Software....................................40

Article VI - EMPLOYEE MATTERS...............................................40
         Section 6.1.Employees; Benefits....................................40

Article VII - CONDITIONS TO CLOSING.........................................42
         Section 7.1.Conditions to Obligations of the Stockholders..........42
         Section 7.2.Conditions to Obligations of Buyer.....................43

Article VIII - SURVIVAL OF REPRESENTATIONS  AND WARRANTIES; INDEMNIFICATION.44
         Section 8.1. Survival..............................................44
         Section 8.2.Several Indemnification by the Stockholders............44
         Section 8.3.Treatment of Indemnity Payments........................49
         Section 8.4.Remedies Exclusive.....................................49

Article IX - TERMINATION....................................................50
         Section 9.1.Termination............................................50
         Section 9.2.Effect of Termination..................................51
         Section 9.3.   Waiver..............................................52

Article X - GENERAL PROVISIONS..............................................52
         Section 10.1. Notices..............................................52
         Section 10.2.Buyer Parent Guarantee................................53
         Section 10.3.Fees and Expenses....... .............................53
         Section 10.4.Certain Definitions...................................53
         Section 10.5.Interpretation........................................55
         Section 10.6.Counterparts..........................................56
         Section 10.7.Amendments............................................56
         Section 10.8.Entire Agreement; Severability........................56
         Section 10.9.Third Party Beneficiaries.............................56
         Section 10.10.Governing Law........................................56
         Section 10.11.Assignment...........................................56
         Section 10.12.Consent to Jurisdiction..............................56
         Section 10.13.Dispute Resolution...................................57
         Section 10.14.Mutual Drafting......................................58
         Section 10.15.Remedies.............................................58
         Section 10.16.New Agreements.......................................58




                                    EXHIBITS

Exhibit A         Form of Indemnification Escrow Agreement
Exhibit B         Form of Holdback Escrow Agreement

                                    SCHEDULES


Schedule 1.1(b)-1          Stockholders and Company Shares;
                           Allocation of Purchase Price
Schedule 1.1(b)-2          Example of Purchase Price Calculation
Schedule 1.3               Working Capital
Schedule 1.5(a)(iii)       Location of Corporate Records
Schedule 2.2               Capitalization
Schedule 2.3               Subsidiaries
Schedule 2.4               No Conflict
Schedule 2.5(a)            Financial Statements
Schedule 2.5(b)            Liabilities reflected on Financial Statements
Schedule 2.6               Absence of Certain Changes
Schedule 2.8               Consents and Approvals
Schedule 2.9               Litigation
Schedule 2.10              Taxes
Schedule 2.11(a)           Employee Benefit Plans
Schedule 2.11(g)           Severance Payments
Schedule 2.11(j)           Terminated Employment
Schedule 2.12(a)           Owned Real Property
Schedule 2.12(b)           Leased Real Property
Schedule 2.12(c)           Encumbrances
Schedule 2.12(d)           Permitted Liens
Schedule 2.12(e)           Leased Tangible Property
Schedule 2.12(j)           Condition of Tangible and Real Property
Schedule 2.13(c)           Employment Claims
Schedule 2.13(d)           Employment Agreements Longer Than 3 Years
Schedule 2.13(e)           Pending or threatened Claims related to Labor and
                           Employment
Schedule 2.15              Product and Service Warranties
Schedule 2.16              Contracts and Commitments
Schedule 2.17              Customers
Schedule 2.18              Suppliers
Schedule 2.19(c)           Export Licenses
Schedule 2.19(d)           Import Licenses
Schedule 2.20(a)           Registered Intellectual Property
Schedule 2.20(b)           Intellectual Property Disputes
Schedule 2.20(c)           Infringement; Claims
Schedule 2.20(g)           Intellectual Property Subject to Copyleft or
                           Other Obligations
Schedule 2.22              Inventory
Schedule 2.23              Insurance
Schedule 2.24              Accounts Receivable
Schedule 2.25              Related Persons Transactions
Schedule 2.26              Guarantees
Schedule 4.2               Conflicts of Buyer
Schedule 4.3(a)            Buyer Government Consents
Schedule 4.3(b)            Buyer Third-Party Consents
Schedule 4.5               Buyer's Financing Commitment
Schedule 5.1               Conduct of Business
Schedule 6.1(b)            Change of Control Agreements
Schedule 7.2(f)(ii)        Good Standing Certificates
Schedule 10.4              Change in Control Payments





                        STOCK PURCHASE AND SALE AGREEMENT


     This STOCK PURCHASE AND SALE AGREEMENT (this "Agreement") is dated as of November 6, 2007 by and among Doble Engineering Company, a Massachusetts corporation (the "Company"), ESCO Technologies Holding, Inc., a Delaware corporation ("Buyer"), ESCO Technologies Inc., a Missouri corporation and parent of the Buyer ("Buyer Parent") solely for the purposes of Sections 4.1, 4.2 and
10.2 and the stockholders of the Company listed on the signature pages hereto (each, a "Stockholder" and collectively, the "Stockholders").

     WHEREAS, the Stockholders own beneficially and of record all the issued and outstanding capital stock of the Company, as set forth on Schedule 1.1(b)-1 attached hereto (collectively, the "Company Shares"); and

     WHEREAS, each Stockholder desires to sell to Buyer, and Buyer desires to purchase from each Stockholder, all of the issued and outstanding Company Shares owned by such Stockholder on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


            Article I - PURCHASE AND SALE OF COMPANY SHARES; CLOSING

Section 1.1.     Purchase  and  Sale  of  Company  Shares.

     Subject to the terms and conditions set forth in this Agreement and in reliance on the representations and warranties contained herein, at the Closing (as defined in Section 1.4), each Stockholder severally agrees to sell to Buyer, and Buyer agrees to purchase from each such Stockholder, all of the Company Shares owned by such Stockholder as set forth opposite such Stockholder's name on Schedule 1.1(b)-1 hereto for the purchase price set forth in Section 1.2 below.

Section 1.2.      Purchase Price and Payment.

(a) The aggregate purchase price for the Company Shares shall be an amount in cash equal to (i) three hundred nineteen million dollars ($319,000,000) (the "Cash Amount"), minus Indebtedness, minus Transaction Expenses, plus the Initial Tax Benefit Amount (each as defined in Section 10.4) (the "Cash Consideration"), plus or minus (ii) the Estimated Closing Adjustment (as defined and determined in accordance with Section 1.3(a)), plus or minus
     (iii) the Working Capital Adjustment Amount (as defined and determined in accordance with Section 1.3(c)), plus (iv) the Deferred Tax Benefit Amount (as defined and determined in accordance with Section 1.3(f)), if any, plus
     (v) the Indemnification Tax Benefit Amount (as defined and determined in accordance with Section 1.3(c)), if any, plus (vi) the Working Capital Tax Benefit Amount (as defined and determined in accordance with Section 1.3(g)), if any (collectively, the "Purchase Price").

(b) At the Closing, Buyer shall pay the Cash Consideration by delivering to each Stockholder (i) such Stockholder's pro rata share (as set forth opposite such Stockholder's name on Schedule 1.1(b)-1) (the "Pro Rata Share") of the Cash Consideration, (ii) plus or minus an amount equal to such Stockholder's Pro Rata Share of the Estimated Closing Adjustment (as defined in Section 1.3(a)), (iii) minus such Stockholder's Pro Rata Share of the Escrow Amount and (iv) minus such Stockholder's Pro Rata Share of the Stockholder Representative Payment (the "Closing Payments"). An example of the calculation of the Closing Payments to be paid to each Stockholder is attached hereto as Schedule 1.1(b)-2. At the Closing, the Stockholder Representative (as defined below) shall revise Schedule 1.1(b)-1 to reflect the Closing Payments to be paid to each Stockholder at the Closing, and shall deliver such updated Schedule 1.1(b)-1 to Buyer with wire transfer instructions for each Stockholder. Buyer is entitled to rely on the payment instructions in Schedule 1.1(b)-1 and the Stockholders shall hold Buyer harmless for the allocation among Stockholders with respect to any payments made at Closing in accordance with such instructions.

(c) At the Closing, Buyer will deposit a portion of the Cash Consideration otherwise payable to the Stockholders with Mellon Trust of New England, N.A., a national banking association with its principal place of business at Mellon Financial Center, Boston, MA 02108 (the "Escrow Agent"), in an amount equal to $22,500,000 in cash (the "Escrow Amount"), such deposit to constitute an escrow fund (the "Escrow Fund"). The Escrow Fund shall be governed by the terms hereof and the terms of an escrow agreement to be entered into by and among Buyer, the Stockholder Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit A (the "Indemnification Escrow Agreement"). The Escrow Fund and the earnings thereon shall be held in escrow and shall be available to settle certain contingencies as provided in Section 1.3 and Article VIII of this Agreement and such amounts will be distributed in accordance with the Indemnification Escrow Agreement. Buyer, the Company, and the Stockholders agree that each Stockholder shall (i) include in its gross income such Stockholder's Pro Rata Share of the income earned on the Escrow Fund and (ii) receive from the Escrow Fund, no later than thirty (30) days after the end of each calendar year, a distribution in an amount equal to forty percent (40%) of such Stockholder's Pro Rata Share of the income earned on the Escrow Fund for such calendar year. Pursuant to the Indemnification Escrow Agreement, the Company may receive payments from the Escrow Fund to which Mr. Robert Smith ("Mr. Smith") is entitled to receive a portion under the Transaction Bonus Agreement (as defined below). Within five (5) business days following the receipt of any such payment by the Company from the Escrow Fund, (A) the Company will promptly pay such payment to Mr. Smith, subject to withholding any Taxes imposed on or with respect to such payment, and the Company shall pay the amounts withheld to the appropriate Governmental Authorities and (B) the Buyer shall separately pay by wire transfer of immediately available funds (1) to the Stockholders 96% of the product of
     (a) 37%, multiplied by (b) the sum of the entire amount released to the Company for payment to Mr. Smith (including amount for Tax withholding) (such product, the "Indemnification Tax Benefit Amount"), by payment to each Stockholder of such Stockholders Pro Rata Share of the Indemnification Tax Benefit Amount and (2) to Mr. Smith, 4% of the Indemnification Tax Benefit Amount net of withholding Taxes. Notwithstanding the foregoing, the payments to the Stockholders and the payments to Mr. Smith shall be proportionally reduced by Associated Payments made in connection with payments to Mr. Smith under this subsection (c).

(d) At the Closing, Buyer will deposit $500,000 of the Cash Consideration otherwise payable to the Stockholders upon the Closing into an account designated by the Stockholder Representative, as a fund for the fees and expenses (including legal fees and expenses) of the Stockholder Representative incurred in connection with this Agreement (the "Stockholder Representative Payment").

(e) At the Closing, Buyer also will deposit an amount with the Escrow Agent, such deposit to constitute an escrow amount equal to the twenty-five percent (25%) deferred payment (the "Deferred Payment") which Mr. Smith is entitled to receive under the Transaction Bonus Agreement between the Company and Mr. Smith dated as of April 24, 2007, as amended to date (the "Transaction Bonus Agreement") plus the maximum potential estimated Associated Payments with respect to such Deferred Payment (the Deferred Payment, together with such Associated Payments and interest and earnings thereon, the "Deferred Escrow"). The Deferred Escrow will be deposited into an account maintained by the Escrow Agent pursuant to an escrow agreement to be entered into by and among Mr. Smith, the Stockholder Representative, Company and the Escrow Agent, such escrow agreement to be in substantially the form attached hereto as Exhibit B (the "Holdback Escrow Agreement").

(f) At the Closing, the Buyer will pay all (i) Transaction Expenses other than the amount which is being paid into the Deferred Escrow pursuant to Section 1.2(e) and the amount that may become payable to Mr. Smith pursuant to the Transaction Bonus Agreement that is being paid into the Escrow Fund, and
     (ii) the cost of the Title Policy (in an amount not to exceed $13,000) as directed by the Company. To the extent such Transaction Expenses represent compensatory payments, the Company shall withhold and pay Taxes imposed on or with respect to such compensatory payments and pay such amounts over to the appropriate Governmental Authorities.

(g) Each Stockholder acknowledges and agrees that the number of Company Shares set forth opposite such Stockholder's name on Schedule 1.1(b)-1 is true and correct. Each Stockholder further agrees to be bound by the Stockholder Representative's calculation of the amount of the Purchase Price to be received by such Stockholder hereunder (as determined in accordance with this Section 1.2), and that such amount represents the full amount to which such Stockholder is entitled under the Articles of Incorporation, as amended, (the "Charter") in respect of such Stockholder's Company Shares.

Section 1.3.      Adjustment to Purchase Price.


(a) Prior to the Closing Date, the Company shall prepare an estimate of the Working Capital of the Company as of the time immediately prior to Closing consistent with the methodology used to prepare the Working Capital of the Company as of September 29, 2007 as set forth on Schedule 1.3 (the "Estimated Working Capital"). Not later than two (2) business days prior to the Closing Date, the Company shall deliver to Buyer the calculation of the Estimated Working Capital, together with worksheets and data that support the Estimated Working Capital. The Cash Consideration shall be adjusted upward, dollar for dollar, to the extent that the Estimated Working Capital exceeds $8,700,000 (which shall be treated as a positive number) (the "Maximum Working Capital"). The Cash Consideration shall be adjusted downward, dollar for dollar, to the extent that the Estimated Working Capital is less than $6,700,000 (which shall be treated as a negative number) (the "Minimum Working Capital"). The adjustment to the Cash
     Consideration (whether an increase or decrease) pursuant to this Section 1.3(a) is the "Estimated Closing Adjustment."

(b) Within thirty (30) days after the Closing Date, Buyer shall (i) prepare a calculation of the Working Capital of the Company as of the time immediately prior to Closing in accordance with GAAP and consistent with the Company's past practices and procedures and the methodology used to prepare the Working Capital of the Company as of September 29, 2007, subject to ordinary year-end adjustments consistently applied, all as set forth as Schedule 1.3 attached hereto, (the "Closing Working Capital") and deliver to the Stockholder Representative the calculation of the Closing Working Capital, together with worksheets and data that support the Closing Working Capital. Following the Closing, the Company shall give the Stockholder Representative and his advisors access (including the right to make copies) to the books and records of the Company in order to resolve any disputes regarding the calculation of Closing Working Capital. Unless the Stockholder Representative delivers the Dispute Notice (as defined below) within fifteen (15) days after receipt of the calculation of Closing Working Capital, the Closing Working Capital shall be deemed the "Final Working Capital," shall be binding upon all parties and shall not be subject to dispute or review. If the Stockholder Representative disagrees with calculation of Closing Working Capital, the Stockholder Representative may, within fifteen (15) days after receipt thereof, notify the Buyer in writing (the "Dispute Notice"), which Dispute Notice shall provide reasonable detail of the nature of each disputed item in the calculation of Closing Working Capital. The Stockholder Representative and the Buyer shall first use commercially reasonable efforts to resolve such dispute between themselves and, if the parties are able to resolve such dispute, the Closing Working Capital shall be revised to the extent necessary to reflect such resolution, shall be deemed the "Final Working Capital" and shall be conclusive and binding upon all parties and shall not be subject to dispute or review. If the Buyer and the Stockholder Representative cannot mutually agree on the same, then within the later of (i) sixty (60) days after the Closing Date and (ii) fifteen (15) days following delivery by the Stockholder Representative of the Dispute Notice, Buyer and the Stockholder Representative shall select a nationally recognized independent accounting firm mutually satisfactory to Buyer and the Stockholder Representative to resolve such dispute (the "Neutral Auditor"). The Neutral Auditor shall review the Closing Working Capital, and, within ten (10) days of its appointment, shall make any adjustments necessary thereto, and, upon completion of such review, such Closing Working Capital as determined by the Neutral Auditor shall be deemed the "Final Working Capital" and shall be conclusive and binding upon all parties and shall not be subject to dispute or review. If such a review is conducted, then the party (i.e., Buyer, on the one hand, or the Stockholders, on the other hand) whose last proposed offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination by the Neutral Auditor pursuant to the preceding sentence, shall pay all fees and expenses associated with such review.

(c) Within three (3) business days following the determination of the Final Working Capital, either the Buyer or the Stockholders, as applicable, shall effect the payment in accordance with the provisions below, if any (the "Working Capital Adjustment Amount"):

(i) if the Estimated Closing Adjustment is greater than the Final Closing Adjustment, then the Stockholders shall pay to Buyer the amount of such difference by the Buyer and the Stockholder Representative providing joint written instructions to the Escrow Agent to pay the appropriate amount to Buyer out of the Escrow Fund; and

(ii) if the Estimated Closing Adjustment is less than the Final Closing Adjustment, then the Buyer shall pay by wire transfer of immediately available funds (A) to the Stockholders an amount equal to 96% of such difference, by payment to each Stockholder of such Stockholder's Pro Rata Share of the amount so owed, (B) to Mr. Smith an amount equal to 3% of such difference, subject to withholding any Taxes imposed on or with respect to such amount and pay the amounts withheld to the Company to be paid to the appropriate Governmental Authorities and (C) to the Escrow Agent to be held under the Holdback Escrow Agreement as part of the Deferred Escrow an amount equal to 1% of such difference; provided that if the Deferred Payment has already been paid to Mr. Smith, such amount shall be paid to Mr. Smith, subject to withholding any Taxes imposed on or with respect to such amount and the amounts withheld shall be paid to the Company to be paid to the appropriate Governmental Authorities. Notwithstanding the foregoing, the payments to the Stockholders and the payments to Mr. Smith shall be proportionally reduced by Associated Payments made in connection with payments to Mr. Smith under this subsection (c)(ii).

(d) For purposes of this Section 1.3, the "Final Closing Adjustment" shall be either (i) the amount by which the Closing Working Capital exceeds the Maximum Working Capital (which shall be treated as a positive number), (ii) the amount by which the Closing Working Capital is less than the Minimum Working Capital (which shall be treated as a negative number) or (iii) an amount equal to zero if the Closing Working Capital is both equal to or more than the Minimum Working Capital and equal to or less than the Maximum Working Capital.

(e) As used in this Section 1.3 "Working Capital" means Current Assets minus Current Liabilities of the Company on a consolidated basis, without duplication; "Current Assets" means and includes all cash, cash equivalents, short-term investments, Accounts Receivable, inventory, prepaid expenses and other current assets of the Company (other than deferred tax assets that solely reflect timing differences between book income and taxable income), and, whether or not current assets, all marketable securities (including municipal bonds that have maturities greater than one year at the value as of the Closing Date), in each case determined in accordance with GAAP and the Company's past practices and procedures and the methodology used to prepare the Working Capital of the Company as of September 29, 2007, subject to ordinary year-end adjustments consistently applied, all as set forth as Schedule 1.3 attached hereto; and "Current Liabilities" means and includes all accounts payable, accrued expenses, deferred revenue, Transaction Expenses to the extent not deducted from the Cash Amount pursuant to Section 1.2(a)(i), the aggregate premiums to be paid for the extended reporting period endorsement purchased pursuant to Section 5.10 and other current liabilities of the Company (other than deferred tax liabilities that solely reflect timing differences between book income and taxable income), in each case determined in accordance with GAAP and the Company's past practices and procedures and the methodology used to prepare the working capital statement of the Company as of September 29, 2007, subject to ordinary year-end adjustments consistently applied, all as set forth as Schedule 1.3 attached hereto. Notwithstanding the foregoing, (i) Working Capital shall exclude all amounts included in the Company's Indebtedness, Transaction Expenses and the Tax Benefit Amount, to the extent reflected in the adjustments described in Section 1.2(a)(i) and (ii) Current Assets and Current Liabilities will not include any assets or liabilities relating to the Company's Supplemental Executive Retirement Plan for Elected Officers and the Company's Retirement Income Plan, including but not limited to any prepaid asset or accrued pension liability.

(f) At such time as the Deferred Payment is determined to be payable to Mr. Smith in accordance with the Transaction Bonus Agreement, the Stockholder Representative and Buyer shall deliver joint written instructions to the Escrow Agent to pay (i) on behalf of the Company to Mr. Smith the entire amount of the Deferred Escrow net of withholding Taxes and Associated Payments imposed on or with respect to such amounts and (ii) to the Company the balance of the Deferred Escrow following the payment to Mr. Smith pursuant to clause (i), and the Company shall timely pay such Taxes and Associated Payments to the appropriate Governmental Authorities. Upon delivery of such joint written instructions to the Escrow Agent, Buyer shall separately pay by wire transfer of immediately available funds (x) to the Stockholders 96% of the product of (A) 37%, multiplied by (B) the sum of the entire amount of the Deferred Escrow (immediately prior to the payments made under clauses (i) and (ii)) (such product, the "Deferred Tax Benefit Amount"), by payment to each Stockholder of such Stockholders Pro Rata Share of the Deferred Tax Benefit Amount and (y) to Mr. Smith 4% of the Deferred Tax Benefit Amount net of withholding Taxes. At such time as the Deferred Payment is determined not to be payable to Mr. Smith in accordance with the terms of the Transaction Bonus Agreement, the Stockholder Representative and Buyer shall deliver joint written instructions to the Escrow Agent to pay all amounts held in the Deferred Escrow to the Stockholders in accordance with each Stockholder's Pro Rata Share. Notwithstanding the foregoing, the payments to the Stockholders and the payments to Mr. Smith shall be proportionally reduced by Associated Payments made in connection with payments to Mr. Smith under subsection (y) of this section.

(g) Upon any payments to Mr. Smith pursuant to Section 1.3(c)(ii)(B), Buyer shall concurrently pay by wire transfer of immediately available funds (x) to the Stockholders 96% of the product of (A) 37%, multiplied by (B) the sum of the entire amount paid pursuant to Section 1.3(c)(ii)(B) (such product, the "Working Capital Tax Benefit Amount"), by payment to each Stockholder of such Stockholders Pro Rata Share of the Working Capital Tax Benefit Amount and (y) to Mr. Smith an amount equal to 3% of the Working Capital Tax Benefit Amount, subject to withholding any Taxes imposed on or with respect to such amount and pay the amounts withheld to the Company to be paid to the appropriate Governmental Authorities and (z) to the Escrow Agent to be held under the Holdback Escrow Agreement an amount equal to 1% of Working Capital Tax Benefit Amount; provided that if the Deferred Payment has already been paid to Mr. Smith, such amount shall be paid to Mr. Smith, subject to withholding any Taxes imposed on or with respect to such amount and the amounts withheld shall be paid to the Company to be paid to the appropriate Governmental Authorities. Notwithstanding the foregoing, the payments to the Stockholders and the payments to Mr. Smith shall be proportionally reduced by Associated Payments made in connection with payments to Mr. Smith under this subsection (g).


Section 1.4.      Time and Place of Closing.

     The closing (the "Closing") of the purchase and sale of the Company Shares and the other transactions contemplated by this Agreement shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, on the date that is three (3) business days following the date on which the conditions to Closing set forth in Sections 7.1 and 7.2 of this Agreement have been satisfied or waived in writing, or at such other time or such other place as Buyer and the Stockholder Representative may mutually determine; however, in no event shall the Closing to occur earlier than November 30, 2007. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

Section 1.5.      Deliveries at Closing.

(a) At the Closing, the Stockholders or the Company, as applicable, will deliver or cause to be delivered to Buyer the following:

(i) stock certificates evidencing all of the Company Shares, in each case duly endorsed in blank or accompanied by stock powers duly executed in blank, or if such stock certificates are not then available, affidavits of loss in lieu thereof;

(ii) stock certificates evidencing all of the shares of each Subsidiary to the extent certificated or if such stock certificates are not then available, affidavits of loss in lieu thereof;

(iii) such minute books and stock transfer books of the Company and its Subsidiaries (as defined below), except where such books are not customary or required by Law; provided that such minute books and stock record books shall be deemed to be delivered to Buyer if the books are in the possession of the responsible officer of the Company or Subsidiary identified on
     Schedule 1.5(a)(iii);

(iv) each of the certificates, instruments and other documents required to be delivered at the Closing pursuant to Section 7.2 hereof; and

(v) non-foreign affidavits (for each Stockholder) dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that each Stockholder is not a "Foreign Person" as defined in Section 1445 of the Code.

(b)  At the Closing, Buyer will deliver or cause to be delivered the following:

(i) the Closing Payments to the Stockholders by wire transfer of immediately available funds to an account specified in writing by the Stockholder Representative;

(ii) the Escrow Amount and the Deferred Payment to the Escrow Agent by wire transfer of immediately available funds;

(iii) the payments pursuant to Section 1.2(e); and

(iv) each of the certificates and other documents required to be delivered at the Closing pursuant to Section 7.1 hereof.

Section 1.6.      Stockholder Representative.

(a) By the execution and delivery of this Agreement, each Stockholder hereby irrevocably constitutes and appoints Thomas S. McGurty as his, her or its true and lawful agent and attorney-in-fact (the "Stockholder Representative"), with full power of substitution to act in such Stockholder's name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement, and to act on such Stockholder's behalf in any dispute, litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as the Stockholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i) to waive any condition to the obligations of such Stockholder to consummate the transactions contemplated by this Agreement;

(ii) to execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of such Stockholder which the Stockholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii) to receive on behalf of, and to distribute (after payment of any unpaid expenses chargeable to the Stockholders or the Company prior to the Closing in connection with the transactions contemplated by this Agreement), all amounts payable to such Stockholder under the terms of this Agreement;

(iv) to execute any amendment or modification to this Agreement on behalf of the Stockholders;

(v)  to  pay  fees   and   expenses   in   connection   with   the   Stockholder
     Representative's   duties  and   responsibilities   hereunder  out  of  the
     Stockholder Representative Payment; and

(vi) to do or refrain from doing any further act or deed on behalf of such Stockholder which the Stockholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, as fully and completely as such Stockholder could do if personally present.

(b) The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer and the Company, each of their Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative on behalf of the Stockholders in all matters referred to herein. All notices delivered by Buyer or the Company (following the Closing) to the Stockholder Representative (whether pursuant hereto or otherwise) for the benefit of the Stockholders shall constitute notice to the Stockholders. The Stockholder Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the Stockholders and consistent with its obligations under this Agreement, but the Stockholder Representative shall not be responsible to the Stockholders for any loss or damages it or they may suffer by reason of the performance by the Stockholder Representative of its duties under this Agreement, other than loss or damage arising from willful violation of the law.

(c) Each Stockholder agrees to indemnify and hold harmless the Stockholder Representative from any loss, damage or expense arising from the performance of its duties as the Stockholder Representative hereunder, including, without limitation, the cost of legal counsel retained by the Stockholder Representative on behalf of the Stockholders, but excluding any loss or damage arising from willful violation of the law.

(d) All actions, decisions and instructions of the Stockholder Representative taken, made or given pursuant to the authority granted to the Stockholder Representative pursuant to this Section 1.6 shall be conclusive and binding upon each Stockholder, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(e) The provisions of this Section 1.6 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Stockholders to the Stockholder Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Stockholder.

Article II -             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby makes to Buyer the representations and warranties contained in this Article II on the date hereof and as of the Closing.

Section 2.1.      Existence; Good Standing; Authority.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign corporation under the laws of each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, result in material liability to the Company. The copies of the Charter and the Company's by-laws, each as amended to date and made available to Buyer's counsel, are complete and correct, and no amendments thereto are pending.

(b) The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles.

Section 2.2.      Capitalization.

     As of the date of this Agreement, the authorized, issued and outstanding capital stock of the Company is set forth on Schedule 2.2. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company committed to issue any such option, warrant, right or security. Except as set forth on Schedule 2.2, there are no agreements or understandings to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. Except as set forth on
     Schedule 2.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company. The Company is not under any obligation by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

Section 2.3.      Subsidiaries.

(a) The Company's subsidiaries are listed on Schedule 2.3 (collectively, the "Subsidiaries" and each a "Subsidiary"). The Company owns directly each of the outstanding shares of capital stock or other equity interest of each of the Subsidiaries free and clear of any and all Encumbrances. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is any Subsidiary committed to issue any such option, warrant, right or security. Except as set forth on Schedule 2.3, there are no agreements or understandings to which the Company or any Subsidiary is a party with respect to the voting of any shares of capital stock of any Subsidiary or which restrict the transfer of any such shares. Except as set forth on
     Schedule 2.3, there are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of any Subsidiary. Except as set forth on Schedule 2.3, neither the Company nor any Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person.

(b) Each of the Subsidiaries is a corporation or limited company duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or proprietary limited, as applicable, power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted, except as would not, individually or in the aggregate, be material to such Subsidiary. Each such Subsidiary is duly licensed or qualified to do business as a foreign corporation or limited company, as applicable, in each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, result in material liability to such Subsidiary.

Section 2.4.      No  Conflict.

     Neither the execution and delivery by the Company of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by the Company of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of the Charter or by-laws of the Company or the organizational documents of any Subsidiary. Except as set forth on Schedule 2.4, and assuming the consents, approvals and authorizations contemplated by Section
     2.8. are obtained, the execution and delivery by the Company of this Agreement and the other agreements, documents and instruments contemplated hereby and the consummation by the Company and the Stockholders of the transactions in accordance with the terms hereof and thereof will not
     (i) violate any laws applicable to the Company or to any of its Subsidiaries; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or require any third-party consents, approvals, authorizations or actions under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound, except, in each case (A) as would not result in material liability to the Company or any Subsidiary, individually or in the aggregate, (B) as would become applicable as a result of the business or activities in which Buyer proposes to engage in that differ from the activities previously or currently conducted or proposed to be conducted by the Company or (C) as a result of any acts or omissions by, or the status of any facts pertaining to, Buyer that differ from the acts or omissions previously or currently undertaken or proposed to be undertaken by, or status of any facts pertaining  to,  the  Company;  or  (iii) result  in  the  creation  of any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge (collectively, "Encumbrances") against any of the properties or assets of the Company or any of its Subsidiaries.

Section 2.5.      Financial Statements.

(a) The Company has delivered to Buyer the following financial statements, copies of which are attached hereto as Schedule 2.5(a) (collectively, the "Financial Statements"):

(i) Audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006 and December 31, 2005, and statements of income and retained earnings and statements of cash flows for each of the years then ended;

(ii) Unaudited adjusted consolidated balance sheet of the Company and its Subsidiaries as of September 29, 2007 (the "Base Balance Sheet"); and

(iii) Unaudited adjusted consolidated statements of income of the Company and its Subsidiaries for 39 week period ending September 29, 2007.

     Except as expressly set forth on Schedule 2.5(a), and subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Financial Statements, the Financial Statements have been prepared using the Company's past practices and procedures in accordance with GAAP consistently applied, and (i) were derived from the books and records of the Company and (ii) present fairly in all material respects the consolidated financial condition of the Company.

(b) As of the date hereof, all liabilities of the Company and its Subsidiaries of a type that would be required to be shown on the Financial Statements in accordance with GAAP have been (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected on Schedule 2.5(b) or the other Schedules furnished to Buyer hereunder, (iii) reflected in the calculation of Final Working Capital or (iv) incurred after the date of the Base Balance Sheet in the ordinary course of business consistent with past practices.

Section 2.6.      Absence of Certain  Changes.

     Except as set forth on Schedule 2.6, from the date of the Base Balance Sheet to the date of this Agreement, the Company and its Subsidiaries have operated only in the ordinary course of business consistent with past practices and there has not been any:

(a) change in the business or condition (financial or otherwise), operations, results of operations or, to the extent relating to the Company's current plans to outsource production and relocate its principal office, prospects, of the Company or any Subsidiary other than changes in the ordinary course of business (which changes have not, individually or in the aggregate, had a Material Adverse Effect);

(b) change in the authorized or issued capital stock of the Company or any of its Subsidiaries; grant of any option, right to purchase or similar right regarding the capital stock of the Company or any of its Subsidiaries; purchase, redemption, retirement, or other acquisition by the Company or any of its Subsidiaries of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of the capital stock of the Company or any of its Subsidiaries;

(c) amendment to the Charter or by-laws of the Company, or amendment to the organizational documents of any Subsidiary;

(d) increase, or to the Company's knowledge, offer to increase, whether in writing or orally, the rate or terms of compensation or benefits payable to or to become payable by the Company or any Subsidiary, to any of their respective directors, officers, employees, salesmen, distributors, or agents or increased rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or employees except in each case increases occurring in the ordinary course of business consistent with past practices (including normal periodic performance reviews and related compensation and benefits increases);

(e) damage to or destruction or loss of any asset or property of the Company or any of its Subsidiaries, whether or not covered by insurance, in an amount in excess of $250,000;

(f)  loan or advance by the Company or any Subsidiary to any third party;

(g) incurrence of Indebtedness or guarantee of debt or other liability of any third party by the Company or any Subsidiary other than in the ordinary course of business;

(h) undertaking to make, or commitment to undertake, by the Company or any Subsidiary any capital expenditure in an amount that exceeds $1,000,000 in the aggregate other than in the ordinary course of business; or

(i) entering into any written agreement to do any of the actions described in clauses (a) through (h).

Section 2.7.      Necessary  Property.

     The Company and the Subsidiaries own good title to, valid leasehold interests in or hold a valid license to use all the assets used in or necessary for the conduct of its business in the manner and to the extent presently conducted by the Company and the Subsidiaries.

Section 2.8.      Consents  and  Approvals.

     Except as set forth on Schedule 2.8, the execution, delivery and performance of this Agreement by the Company and the Stockholders will not, as of the Closing Date, (i) require any material consent, approval, authorization or other action by, or filing with or notification to, any federal, state, local, whether U.S. or non-U.S. government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority") or (ii) any consent, approval, authorization or other action by, or filing with or notification to any United States federal or Massachusetts Governmental
     Authority, except (A) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, and (B) as may be necessary as a result of any facts or circumstances relating solely to Buyer (including, without limitation, its sources of financing).

Section 2.9.      Litigation.

     Schedule 2.9 lists each litigation, action, suit, proceeding, claim, arbitration or investigation (each a "Legal Proceeding") involving a claim for more than $250,000 pending at any time during the past five years and each Legal Proceeding, to the knowledge of the Company, threatened during the past three years. Except as set forth on Schedule 2.9, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate, with all such other litigation, actions, suits, proceedings, claims, arbitrations or investigations, would have a Material Adverse Effect.

Section 2.10.     Taxes.

(a) Except as set forth on Schedule 2.10 or as would not, individually or in the aggregate, result in a material liability to the Company or any
     Subsidiary:

(i) The Company and each of its Subsidiaries have timely filed all Tax Returns required by Law to be filed by them, taking into account any extension of time to file granted to or obtained on behalf of the Company or any of its Subsidiaries. All such Tax Returns filed by or with respect to the Company and each of its Subsidiaries are true, correct and complete and were prepared in compliance with all applicable laws and regulations. All Taxes have been correctly accounted for by the Company and its Subsidiaries. The Company and each of its Subsidiaries have paid (or caused to be paid on their behalf) all Taxes due and owing, whether or not shown on their Tax Returns. Neither the Company nor any of its Subsidiaries have filed any Tax Return that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of foreign, state, and local tax law). Neither the Company nor any of its Subsidiaries has participated in any listed transaction as defined under Section 6011 of the Code.

(ii) Neither the Company nor any of its Subsidiaries currently are the beneficiaries of any extension of time within which to file any Tax Return. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor is any such waiver or extension pending.

(iii) Neither the Internal Revenue Service (the "IRS") nor any other Governmental Authority is asserting, or has asserted in the last six (6) years, as of the date of this Agreement, any deficiency or claim for any amount of additional Taxes against the Company or any of its Subsidiaries. The IRS audit of the Company and its Subsidiaries for the taxable year ended December 31, 2004 resulted in cumulative adjustments of less than $150,000 and all matters in connection therewith have been resolved.

(iv) Within the last six (6) years, no claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(v) Each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(vi) No federal, state, local or foreign audits, administrative, court or other proceedings are pending as of the date of this Agreement with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(vii) Neither the Company nor any of its Subsidiaries has received from any federal, state, local, or foreign Taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries.

(viii) True, correct and complete copies of federal and state Income Tax Returns with respect to the Company for tax years ending 2004, 2005 and 2006 were delivered to Buyer.

(ix) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or will result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code 280G (or any corresponding provision of state, local, or foreign Tax law).

(x) Neither the Company nor any of its Subsidiaries have been part of a consolidated group for Tax purposes with any Person. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person as a transferee or successor, by contract, or otherwise (other than the Company or any such Subsidiary).

(xi) Neither the Company nor any of its Subsidiaries will be required to included any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date (or any corresponding or similar provision of state, local, or foreign law); (B) agreement with any Governmental Authority with regard to the Tax liability of the Company or any of its Subsidiaries , executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has knowledge that the IRS has proposed any such adjustment or change in accounting method.

(xii) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(xiii) Neither the Company nor any of the Subsidiaries have constituted a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xiv) The Company has not taken into account any Tax benefit related to the Transaction Expenses in conjunction with the filing of any Tax Return, payment of any Taxes, or the preparation of the Base Balance Sheet (except for an accrual for legal fees for the period through September 30, 2007).

(b)  For the purposes of this Agreement:

(i) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, or impositions of any kind payable to the IRS or any taxing authority, including all interest and penalties thereon, and additions to tax or additional amounts attributable to, imposed upon, or with respect to such tax, charges, fees, levies, assessments or impositions, and including an liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of U.S. or non-U.S. law), as transferee or successor, by contract or otherwise. The term "Income Tax" means any tax measured by net income or gross income.

(ii) "Tax Returns" shall mean any report, return, document, declaration, report, claim for refund, information return or statement, or other filing relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 2.11.     Employee Benefit Plans.

(a) All benefit and compensation plans, employment agreements, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the "Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), deferred compensation, severance, stock option, stock-based, change in control, incentive and bonus plans, health care reimbursement, dependent care assistance and cafeteria plans and other fringe benefit plans (the "Benefit Plans"), including Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as "Non-U.S. Benefit Plans"), are listed on Schedule 2.11(a) and complete copies of all Benefit Plans listed on Schedule 2.11(a), including, but not limited to, any trust instruments, insurance contracts, and all amendments thereto have been provided, or made available in the electronic data room, to Buyer.

(b) All Benefit Plans, other than Non-U.S. Benefit Plans, (collectively, "U.S. Benefit Plans") have been administered, operated and maintained in compliance in all material respects (provided that any failure to comply would not result in material liability to the Company or any Subsidiary) with ERISA, the Internal Revenue Code of 1986, as amended (the "Code") including without limitation, the in-service distribution rules and nondiscrimination rules of ERISA and the Code, with and other applicable Laws and with the terms and provisions thereof. Each U.S. Benefit Plan which is subject to ERISA that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service (the "IRS"), and the Company is not aware of any circumstances that would reasonably be expected to result in the loss of the qualification of such Benefit Plan under Section 401(a) of the Code or the imposition of any sanctions against the Company due to the failure of such Plan to satisfy any requirements thereunder.

(c) No material liability under Subtitle C or D of Title IV of ERISA has been incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of
     Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") other than payment of premiums in the ordinary course. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 36-month period ending on the date hereof. No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code (including Section 412(m)).

(d) Neither the Company nor any ERISA Affiliate contributes to, or in the six years prior to the date hereof has contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(e) All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent balance sheet of the Company to the extent required by GAAP. No Pension Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. The Company has not provided, and is not required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code.

(f) As of the date hereof, there is no pending or, to the knowledge of the Company, threatened litigation or administrative action or liability other than for routine plan sponsorship and administration relating to the Benefit Plans, nor, to the knowledge of the Company, are there any circumstances providing a basis for any such litigation or administrative action. Neither the Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Benefit Plan.

(g) Except as set forth in Schedule 2.11(g), neither the execution of this Agreement nor the consummation of the transactions contemplated herein will
     (i) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans or (iii) result in aggregate payments to any Employee under the Benefit Plans (as in effect on the date hereof and as of the Closing) in excess of $1,000,000 in any calendar year ending after the Closing.

(h) All Non-U.S. Benefit Plans comply in all material respects (provided that any failure to comply would not result in material liability to the Company or any Subsidiary) with applicable local Law. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened litigation or liability other than for routine plan sponsorship and administration relating to Non-U.S. Benefit Plans.

(i) All Benefit Plans that are "nonqualified deferred compensation plans" (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.

(j) Schedule 2.11(j) identifies all individuals whose employment with the Company and its Subsidiaries was terminated during 2006 or 2007 and that participated in a Pension Plan and identifies the Pension Plan in which such individuals participated.

Section 2.12.     Real and Personal Property.

(a) Schedule 2.12(a) sets forth a general description and the property address of all real property owned by the Company or any of its Subsidiaries (the "Owned Real Property").

(b) Schedule 2.12(b) sets forth a list of all the real property that is leased by the Company or any of its Subsidiaries (collectively, the "Leased Real Property," and collectively with the Owned Real Property, the "Real Property"). The Company has made available to the Buyer true and correct copies of all of the leases listed on Schedule 2.12(b), including all material amendments to such leases, under which the Company or any Subsidiary has possession of the Leased Real Property (the "Leases"). With respect to each Lease, except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) the Company or a Subsidiary, as applicable, have good, valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property granted to the Company or such Subsidiary, as applicable, pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

(ii) each of said Leases has been duly authorized and executed by the Company or such Subsidiary, as applicable, and is in full force and effect; and

(iii) to the knowledge of the Company, neither the Company nor such Subsidiary, nor any landlord or other party to any of said Leases, is in default under any of said Leases, nor, to the knowledge of the Company, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company or such Subsidiary, as applicable, or any landlord or other party to any of said Leases, as applicable, except as would not, individually or in the aggregate, be material to the Company or a Subsidiary.

(c) To the knowledge of the Company, except as set forth on Schedule 2.12(c) or as specifically disclosed in the Base Balance Sheet, and except with respect to leased personal property, the Company and each of its Subsidiaries has good title to all of their respective tangible personal property and assets shown on the Base Balance Sheet or acquired after the date of the Base Balance Sheet, free and clear of any Encumbrances, except for (i) assets which have been disposed of to nonaffiliated third parties since the date of the Base Balance Sheet in the ordinary course of business, (ii) Encumbrances reflected in the Base Balance Sheet,
     (iii) Encumbrances of record or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby or which would not otherwise, individually or in the aggregate, have a Material Adverse Effect and (iv) Encumbrances for current Taxes not yet due and payable, but only to the extent such Taxes are reflected as a Current Liability in the computation of the Final Working Capital.

(d) Except as set forth in Schedule 2.12(d), the Company and its Subsidiaries have good title to the Owned Real Property and to all of their non-leased fixtures, machinery, equipment, furniture and other tangible assets located on the Real Property ("Tangible Property") free and clear of any Encumbrances other than Permitted Liens. "Permitted Liens" means (i) any matters which an accurate survey of the Owned Real Property may show which would not, individually or in the aggregate, have a Material Adverse Effect; (ii) any landlord lien on the Tangible Property to the extent applicable; (iii) property taxes and assessments not yet due and payable, but only to the extent such Taxes are reflected as a Current Liability in the computation of the Final Working Capital; (iv) any matters set forth in any instrument recorded or filed in the "Registry of Deeds" (or in respect of a foreign subsidiary the nearest equivalent Governmental Authority) for the county in which the applicable Real Property is located which would not, individually or in the aggregate, have a Material Adverse Effect; and
     (v) such other encumbrances which were created, incurred or arise in the ordinary course of business.

(e) Schedule 2.12(e) sets forth a list of all leases with a value in excess of $100,000 with respect to Tangible Property ("Tangible Property Leases") pursuant to which the Company or any Subsidiary is a lessee as of the date of this Agreement ("Leased Tangible Property"). The Company or any Subsidiary, as applicable, has a valid leasehold interest in the Leased Tangible Property free and clear of any liens other than the rights of the owners thereof and Permitted Liens, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. All Tangible Property Leases have been duly authorized and executed by the Company or any such Subsidiary, as applicable, and is in full force and effect. To the knowledge of the Company, neither the Company nor any Subsidiary, nor any other party to any of said Tangible Property Leases, is in default under any of said Tangible Property Leases, nor, to the knowledge of the Company, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company or such Subsidiary, as applicable, or any other party to any of said Tangible Property Leases, as applicable, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) There is no action or proceeding instituted or pending, or to the knowledge of the Company, threatened or contemplated for eminent domain or for condemnation of any of the Real Property, for which the Company or any of its Subsidiaries has received written notice.

(g) Neither the Company nor any Subsidiary has leased, subleased, licensed or granted occupancy rights in any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has the Company or any Subsidiary assigned its interest under any Lease.

(h) The Owned Real Property is free and clear of any purchase options, rights of first refusal, letters of intent, purchase agreements or other rights to acquire which are not recorded in the applicable registry of deeds or which arise by statute. Neither the Company nor any Subsidiary has incurred or become liable for any broker's commission or finder's fee relating to or in connection with any potential sale or lease of the Owned Real Property.

(i) To the knowledge of the Company, the Title Commitment dated June 5, 2007, (the "Title Commitment") issued by Lawyers Title Insurance Corporation with regard to the Owned Real Property omits no instrument, restriction, covenant, easement or other agreement of record or fact which affects the Owned Real Property and would be binding upon the owner thereof, other than any applicable Material Contracts (collectively, "Title Exceptions"). To the knowledge of the Company, neither the Company nor such Subsidiary, nor any other party to any Title Exception, is in default under any of said Title Exceptions, nor, to the knowledge of the Company, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company or such Subsidiary, as applicable, or any other party to any Title Exception, as applicable, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(j) To the knowledge of the Company, the Tangible Property and the improvements, building systems and fixtures comprising the Real Property are in good operating condition, subject to normal wear and tear, as reasonably required for their continued use in connection with the ordinary course of business as presently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 2.13.     Labor and Employment Matters.

(a) The Company and each of its Subsidiaries are, as of the date hereof, in compliance in all material respects (provided that any failure to comply would not result in material liability to the Company or any Subsidiary) with all foreign, federal, state and local laws of any Governmental Authority respecting employment, immigration temporary workers, employment practices, terms and conditions of employment, and wages and hours, including any notice, training and filing requirements thereunder, and there are no pending or, to the knowledge of the Company threatened investigations or claims by any branch or department of any Governmental Authority regarding their compliance with these Laws.

(b) Neither the Company nor any Subsidiary is a party to or otherwise bound by any collective bargaining agreement, project labor agreement, memorandum of understanding, letter agreement, side agreement, contract or any other agreement or understanding with a labor union, labor organization or group of employees acting in concert. As of the date of this Agreement, neither the Company nor any Subsidiary is subject to any charge, demand, request for recognition, petition or representation proceeding seeking to compel, require or demand it to recognize and/or bargain with any labor union, labor organization or group of employees acting in concert nor, as of the date of this Agreement, is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Subsidiary.

(c) Except as set forth in Schedule 2.13(c), there is no basis for any action or proceeding, no action or proceeding pending, or to the knowledge of the Company, threatened against the Company or its Subsidiaries for: (i) breach of an actual or implied contract of employment (including, but not limited to, any claim of fraud, promissory fraud, promissory estoppel, fraudulent misrepresentation in the making of any actual or implied contract of employment), (ii) unjust, wrongful, discriminatory, retaliatory or tortious discharge (including any claim of whistleblowing), (iii) slander, libel or other action claiming defamation, (iv) intentional tort (including assault, battery, conversion and/or intentional infliction of emotional distress) or
     (v) negligent infliction of emotional distress, negligent hiring, negligent supervision or negligent retention.

(d) Except as set forth in Schedule 2.13(d), neither the Company nor any of its Subsidiaries are party to (i) any U.S. employment agreement or employment contract or (ii) any non-U.S. employment agreement or employment contract, of a duration of longer than 3 years.

(e) Except as set forth in Schedule 2.13(c), to the knowledge of the Company, there is no basis for any claim against. and no claim is pending or, to the knowledge of the Company, threatened against the Company arising out of any law relating to discrimination in employment or employment practices or occupational safety and health standards.

Section 2.14.     Data Privacy.

     The Company and each Subsidiary is in compliance in all material respects (provided that any failure to comply would not result in material liability to the Company or any Subsidiary) with all applicable data protection and privacy laws or regulations. The Company nor any Subsidiary has received any written notice from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any requirement set forth by any applicable data protection and privacy law or regulation.

Section 2.15.     Product and Service Warranties; Product Safety Authorities.

(a) Schedule 2.15 contains the standard forms of product and service warranties and guarantees currently used by the Company and all of its Subsidiaries. Other than such standard forms and except as set forth on Schedule 2.15, the Company and its Subsidiaries have no other currently outstanding written product and service warranties and guarantees. The Company and its Subsidiaries have not made any oral product or service warranties or guaranties containing terms less favorable to the Company or any Subsidiary than the terms of the standard forms of product and service warranties and guarantees set forth in Schedule 2.15. The aggregate warranty expense incurred by the Company for the 5-year period ended December 31, 2006 did not exceed $1,100,000. The warranty reserve of $185,565.50 on the Base Balance Sheet takes into account adequate reserves for product warranty claims pending as of the date of the Base Balance Sheet. The representations and warranties contained in this Section 2.15(a) exclude any and all warranty, service and repair obligations of the Company and its Subsidiaries pursuant to contracts under which the Company and its Subsidiaries lease equipment.

(b) Neither the Company nor any Subsidiary has been required in the past five years to file any notification or other report with or provide information to any Governmental Authority or product safety standards group concerning actual or potential defects or hazards with respect to any services performed or products manufactured, sold, distributed or put in commerce by the Company or any Subsidiary, and to the knowledge of the Company, there exist no grounds for the recall of any such products.

Section 2.16.     Contracts and  Commitments.

     Schedule 2.16 sets forth a list of each "Material Contract" to which the Company or any Subsidiary is a party. A "Material Contract" means:

(a)      any partnership agreements or joint venture agreements;

(b) other than oral at will employment arrangements, any employment, severance or consulting agreements with any director, officer or employee requiring an annual payment of cash compensation in excess of $100,000;

(c) any agreements with another Person materially limiting or restricting the ability of the Company or any Subsidiary to enter into or engage in any market or line of business;

(d) any agreements with another Person, of an executory nature, for the purchase of materials, supplies, goods or services that provide for annual payments by the Company or any Subsidiary in excess of $100,000 that cannot be cancelled by the Company or such Subsidiary without penalty upon notice of 90 days or less;

(e) any agreements with another Person, of an executory nature, for the sale or distribution by the Company or any Subsidiary of materials, supplies, goods or services that provide for annual payments to the Company or such Subsidiary in excess of $200,000;

(f) any agreement for the sale of any assets of the Company or any Subsidiary other than the sale of inventory in the ordinary course of business;

(g) any agreement under which the Company or any Subsidiary has made advances or loans to any other Person (which shall not include advances made to any employees of the Company or any Subsidiary in the ordinary course of business);

(h) any agreement relating to Indebtedness or the deferred purchase price of real property (whether incurred, assumed, guaranteed or secured by any asset) or letters of credit involving future payments by the Company or any Subsidiary in excess of $100,000;

(i) other than employment agreements, any agreement between the Company or any Subsidiary on the on the one hand, and any stockholder, director, officer or Affiliate of the Company or any Subsidiary on the other hand;

(j) any agreement which grants a license or sublicense to Intellectual Property owned or used by the Company or any Subsidiary other than licenses for software entered into in the ordinary course of business and licenses for commercially available third-party software; or

(k)  any  other  material  agreement  (or  group  of  related   agreements)  the
     performance of which involves consideration in excess of $100,000 other than agreements entered into in the ordinary course of business.

Section 2.17.     Customers.

     Schedule 2.17 is a true, complete and correct list of the 10 largest customers of the Company and all of its Subsidiaries, taken as a whole, by dollar amount of sales for the 39 week period ended September 29, 2007 (the "Material Customers"). Except as set forth on Schedule 2.17, neither the Company nor any Subsidiary has received any written notice from any Material Customer to the effect that any such customer will stop, or materially decrease the rate of, buying materials, products or services from the Company or any Subsidiary.

Section 2.18.     Suppliers.

     Schedule 2.18 is a true, complete and correct list of the 10 largest suppliers of the Company and all of its Subsidiaries, taken as a whole, by dollar amount for the 39 week period ended September 29, 2007 ("Material Suppliers"). Except as set forth on Schedule 2.18, neither the Company nor any Subsidiary has received any written notice from any Material Supplier to the effect that any such supplier will stop, or materially decrease the rate of, supplying materials, products or services to the Company or any Subsidiary.

Section 2.19.     Foreign  Operations and Export Control.

     The Company and all of its Subsidiaries, and to Company's knowledge, each officer, director, employee, agent or other Person acting on behalf of the Company or any Subsidiary, is, and for the past five years has been, acting:

(a) in compliance in all material respects (provided that any failure to comply would not result in material liability to the Company or any Subsidiary) with all applicable foreign laws, including without limitation laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

(b) in compliance in all material respects (provided that any failure to comply would not result in material liability to the Company or any Subsidiary) with all relevant anti boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements;

(c) in compliance in all material respects (provided that any failure to comply would not result in material liability to the Company or any Subsidiary) with any and all applicable export or reexport control or sanction laws, orders or regulations of any applicable jurisdictions, including without limitation the U.K., Norway and the European Union, and including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, all as amended from time to time, and without written notice of violation of and in compliance with any required export or reexport licenses or authorizations, general licenses or license exceptions granted under such laws, regulations or orders, which licenses and authorizations are described on Schedule 2.19(c);

(d) in compliance in all material respects (provided that any failure to comply would not result in material liability to the Company or any Subsidiary) with any and all applicable import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without written notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders, which permits, licenses and authorizations are described on Schedule 2.19(d); and

(e) without material violation (provided that any violation would not result in material liability to the Company or any Subsidiary) of the Foreign Corrupt Practices Act of 1977.

Section 2.20.     Intellectual Property.

(a) Schedule 2.20(a) sets forth all registered Intellectual Property which has been issued to the Company and any Subsidiary that is not expired or lapsed and each pending application for registration the Company has made (together, the "Company Intellectual Property"). All Company Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and no Company Intellectual Property is subject to any unpaid maintenance fees or taxes or actions due within 90 days after the Closing Date.

(b) There are no proceedings or actions known to the Company before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Intellectual Property owned by or licensed to the Company other than those set forth in
     Schedule 2.20(b). No third party has challenged the validity or enforceability of any registered Intellectual Property owned by or to the knowledge of the Company licensed to the Company and, to the knowledge of the Company, no third party has infringed or misappropriated any such registered Intellectual Property.

(c) To the knowledge of the Company, neither the Company nor any Subsidiary has, in the conduct of the business, infringed or misappropriated any Intellectual Property of a third party. To the knowledge of the Company, there are no claims (pending or threatened in writing) to the effect that the business or the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, or sale of the products by the Company or any Subsidiary infringes on any Intellectual Property of a third party.

(d) Except as set forth in Schedule 2.20(d), the Intellectual Property used by the Company and its Subsidiaries in the business is either: (i) owned solely by Company or a Subsidiary free and clear of any Liens; or (ii) to the knowledge of the Company, rightfully used and authorized for use by the Company and its Subsidiaries in the business pursuant to a valid and enforceable license. No entity other than the Company and its Subsidiaries and their respective customers possesses any current or contingent rights to any of the Intellectual Property owned by the Company and its Subsidiaries.

(e) There is no violation of any material license, sublicense or other agreement to which the Company or a Subsidiary is a party or is otherwise bound, relating to any of the Intellectual Property used by the Company and its Subsidiaries in the business.

(f) The Company has taken commercially reasonable measures consistent with industry practice to protect the proprietary nature of the Intellectual Property owned or used by the Company and its Subsidiaries in the business and to maintain in confidence all trade secrets and confidential information owned or used by the Company and its Subsidiaries in the business.

(g) Except as set forth on Schedule 2.20(g), none of the material software developed for, or used in, the business is subject to any "copyleft" or other obligation or condition (contractual or otherwise, including any obligation or condition under any "open source" license) that would: (i) require the Company or any Subsidiary to release any of the source code of such material software to the public; or (ii) otherwise impose any material limitation, restriction or condition on the use, licensing or distribution of such software by the Company and its Subsidiaries.

Section 2.21.     Environmental Matters.

(a) The Company and each of its Subsidiaries is, and for the three year period prior to Closing has been, in compliance in all material respects with all Environmental Laws, including requirements under such Environmental Laws to hold and comply with any applicable and material permits, certificates, licenses, approvals, registrations and authorizations.

(b) No written notice or other written communication has been issued to or received by the Company or its Subsidiaries from any third party, including, but not limited to, a Governmental Authority having jurisdiction over the Company's or any Subsidiary's assets, alleging that the Company or any Subsidiary is in violation of, or has liability under, any applicable Environmental Laws, and there is no civil, administrative, or criminal proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary under any Environmental Laws.

(c) None of the Owned Real Property or Leased Real Property contains any Hazardous Materials, nor has there been a spill, leak discharge, disposal or release of Hazardous Materials on, under or from such properties, in a condition, amount or concentration that may impose a material liability under, or present an obligation on the part of the Company or its Subsidiaries to undertake any notification, investigation, remediation, removal, or other response action under, any Environmental Laws.

(d) No facts, circumstances or conditions exist with respect to the operations of the Company or its Subsidiaries or with respect to any property formerly owned, leased or operated by Company or its Subsidiaries or any property at which the Company or its Subsidiaries arranged for the disposal or treatment of Hazardous Materials that may impose a material liability under, or present an obligation on the part of the Company or its Subsidiaries to undertake any notification, investigation, remediation, removal, or other response action under, any Environmental Laws.

(e) There are no asbestos fibers or materials, polychlorinated biphenyls, or underground storage tanks on or beneath the Owned Real Property or Leased Real Property that may impose a material liability under, or present an obligation on the part of the Company or its Subsidiaries to undertake any abatement, closure, notification, investigation, remediation, removal, or other response action under, any Environmental Laws.

(f) The Company has provided to Buyer true, accurate and complete information pertaining to all of the matters set forth in paragraphs (a) through (e) hereof, including all environmental audits or assessments.

(g) "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act of 1970, 29 U.S.C. 651 et seq, as amended, and any other applicable foreign, federal, state, and local statute, law, regulation, rule, and ordinance and the common law relating to pollution, contamination, remediation, or the protection of health, safety or the environment (including without limitation ambient air, soil, sediment, surface water and groundwater), in effect as of the date of this Agreement.

(h) "Hazardous Materials" means any substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, hazardous, or is a contaminant, hazardous waste, special waste, or pollutant, including without limitation petroleum, its derivatives, by-products and other hydrocarbons, polychlorinated bi-phenyls and friable asbestos.

(i) The representations and warranties set forth in this Section 2.21 shall constitute the only representations and warranties by the Company with respect to environmental matters.

Section 2.22.     Inventory.

     Except as set forth on Schedule 2.22, the valuation of the Company's inventory reflected on the Base Balance Sheet takes into account adequate reserves for excess and obsolete inventory as of the date of the Base Balance Sheet.

Section 2.23.     Insurance.

     Schedule 2.23 lists all the insurance policies held by, or for the benefit of, the Company and its Subsidiaries. None of the Company or any of its Subsidiaries is in material default under any such policy or has received written notice of cancellation or any such policy. All premiums under such policies have been timely paid. The Company and all Subsidiaries have at all times during the past three years maintained insurance as required by applicable law or under any contract to which the Company or any Subsidiary is or has been a party, including without limitation general comprehensive liability, unemployment and workers' compensation coverage.

Section 2.24.     Accounts  Receivable.

     Except as set forth on Schedule 2.24, all Accounts Receivable of the Company and any Subsidiary arose out of the bona fide transactions. To the knowledge of the Company, the aggregate Accounts Receivable of the Company and all of its Subsidiaries reflected on the Base Balance Sheet are not subject to any counterclaims, setoffs, credits or allowances in excess of the amount of the existing reserves and allowances provided for in the Base Balance Sheet. "Accounts Receivable" means accounts, notes and other receivables of the Company and any of its Subsidiaries, respectively.

Section 2.25.     Transactions  with  Related  Persons;  Affiliates.

     Except as otherwise disclosed on Schedule 2.25, no spouse or immediate family member of a stockholder, director, officer or employee of the Company or any Subsidiary is employed by the Company or any Subsidiary. Except as otherwise disclosed on Schedule 2.25, no stockholder, director, officer or employee of the Company or any Subsidiary, or to the knowledge of the Company any of their respective spouses or immediate family members,
     (i) owns  directly or  indirectly,  on an  individual  or joint basis,  any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company or any Subsidiary, or any organization which has a material contract or arrangement with the Company or any Subsidiary, (ii) is party to any loan, lease or other agreement or transaction with the Company or any Subsidiary (other than related to employment with the Company or a Subsidiary in the ordinary course of business).

Section 2.26.     No Guarantees.

     Except as set forth in Schedule 2.26, neither the Company nor any Subsidiary has guaranteed, or otherwise become contingently liable for, the financial obligations or liabilities of any other Person.

Section 2.27.     Brokers.

     Except for the fees payable to The Bigelow Company, LLC, which fees shall be paid by the Company, neither the Company nor any Subsidiary has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

Section 2.28.     Compliance  with Laws.

     Neither the Company nor any Subsidiary is in material default or violation of any law, statute, ordinance, regulation, rule, order, judgment or decree applicable to the Company or such Subsidiary or by which any property or asset of the Company or its Subsidiaries is bound. The Company and all of its Subsidiaries have obtained all material governmental permits, licenses and authorizations necessary for the conduct of their respective businesses as presently conducted in the ordinary course and all such permits, licenses and authorizations are in full force and effect. Notwithstanding the foregoing sentences, the representations and warranties in this Section
     2.28 do not apply to matters covered by Sections 2.10 (Taxes), 2.11 (Employee Benefit Plans), 2.13 (Labor and Employment Matters), 2.19 (Foreign Operations and Export Control), 2.20 (Intellectual Property), and
     2.21 (Environmental Matters), which matters are covered exclusively in such Sections.

Section 2.29. Disclaimer of Other Representations and Warranties; Knowledge; Disclosure.

(a) NONE OF THE COMPANY, ITS REPRESENTATIVES OR THE STOCKHOLDERS HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OF THE COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II AND
     ARTICLE III HEREOF.

(b) Without limiting the generality of the foregoing, none of the Company, such representatives of the Company or the Stockholders has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to Buyer or in any presentation of the business of the Company and its Subsidiaries in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, the Confidential Offering Memorandum made available by the Company and its representatives are not and shall not be deemed to be or to include representations or warranties of the Company.

(c) Whenever a representation or warranty made by the Company herein refers to the knowledge of the Company, such knowledge shall be deemed to consist only of the actual knowledge, after reasonable inquiry, on the date hereof and on the Closing Date, as applicable, of Robert Smith, Paul Griffin, Jay Gosalia, Larry Nordt, Vegard Larsen, Louis Cuervo, Kerry Ann Taylor, and Wayne Bishop, Sr.

(d) Each party shall use its reasonable best efforts to specifically identify and list on each Schedule information which is relevant to such Schedule. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure to other Schedules would be apparent to a reasonable reader of such disclosure. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, the Company.

(e) No less than three business days prior to the Closing Date, the Company will supplement or amend the Schedules with respect to (i) any matter first existing or occurring after the date hereof that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedule or (ii) any matter that is necessary to correct any information in such Schedule that has been rendered inaccurate thereby; provided, that, if the Closing shall not have occurred by December 1, 2007 then as soon as practicable after December 1, 2007 and from time to time thereafter up to the Closing Date, the Company will supplement or amend the Schedule as described above. No supplement or amendment to any Schedule will have any effect (i) for the purpose of determining satisfaction of the conditions set forth in Sections 7.2 or 9.1, or, (ii) on rights to indemnification under Article VIII.

Article III -                 SEVERAL REPRESENTATIONS AND
                              WARRANTIES OF STOCKHOLDERS

     Each Stockholder hereby severally, and not jointly, makes to Buyer each of the representations and warranties set forth in this Article III with respect to such Stockholder on the date hereof and as of the Closing.

Section 3.1.      Company  Shares.

     Such Stockholder owns of record and beneficially the number and class or series of the Company Shares set forth opposite such Stockholder's name in
     Schedule 1.1(b)-1 attached hereto. Such Company Shares are, and when delivered by such Stockholder to Buyer pursuant to this Agreement will be, free and clear of any and all Encumbrances, other than Encumbrances resulting from this Agreement.

Section 3.2.      Authority.

(a) Each Stockholder has full right, power and authority, individually or under its governing documents, to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Stockholder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each
     agreement,   document  and  instrument   executed  and  delivered  by  such
     Stockholder pursuant to this Agreement constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles), and has been duly authorized by all necessary action of each Stockholder, and such Stockholder has full power and authority to transfer, sell and deliver the Company Shares to Buyer pursuant to this Agreement.

(b) The execution and delivery by each Stockholder of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by such Stockholder of the transactions in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which such Stockholder is a party, or by which such Stockholder or any of its properties is bound, except, in each case, as would not have an adverse effect on the ability of such Stockholder to perform its obligations under this Agreement.

(c) If such Stockholder is not an individual, neither the execution and delivery by such Stockholder of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by such Stockholder of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of such Stockholder's organizational or governing documents.

Section 3.3.      Warranties  Limited.

     SUCH STOCKHOLDER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY, THE BUSINESS OF THE COMPANY, THE COMPANY SHARES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III.

Article IV -             REPRESENTATIONS AND WARRANTIES OF BUYER

     Each of Buyer and Buyer Parent with respect to Sections 4.1 and 4.2 hereby makes to the Company and the Stockholders the representations and warranties in this Article IV, each of which is true and correct on the date hereof and shall be true and correct as of the Closing.

Section 4.1.      Existence; Good Standing; Authority.

(a) The Buyer is a corporation, validly existing and in good standing under the laws of the State of Delaware. The Buyer Parent is a corporation, validly existing and in good standing under the laws of the State of Missouri. Each of Buyer and Buyer Parent is duly licensed or qualified to do business as a foreign corporation under the laws of any other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer and Buyer Parent to perform their obligations under this Agreement. Each of Buyer and Buyer Parent has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted.

(b) Each of Buyer and Buyer Parent has the corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by each of Buyer and Buyer Parent of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer and Buyer Parent. This Agreement has been duly executed and delivered by Buyer and Buyer Parent and, assuming the due authorization, execution and delivery of this Agreement by the Stockholders and the Company, this Agreement constitutes a legal, valid and binding obligation of Buyer and Buyer Parent, enforceable against Buyer and Buyer Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles.

Section 4.2.      No Conflict.

     Neither the execution and delivery by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by Buyer of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of Buyer's certificate of incorporation or by-laws or other organizational documents. Except as set forth on Schedule 4.2, the execution and delivery by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by Buyer of the transactions in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which Buyer is a party, or by which Buyer or any of its properties is bound, except, in each case, as would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

Section 4.3.      Consents and Approvals.

(a) Except as set forth on Schedule 4.3(a), the execution, delivery and performance of this Agreement by Buyer will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) the notification requirements of the HSR Act, if applicable, and (ii) as may be necessary as a result of any facts or circumstances relating solely to the Company or the Stockholders.

(b) Except as set forth on Schedule 4.3(b), the execution, delivery and performance of this Agreement by Buyer will not, as of the Closing Date, require any third-party consents, approvals, authorizations or actions.

Section 4.4.      Litigation.

     As of the date of this Agreement, there is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to Buyer's knowledge, threatened, against Buyer, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined
     (a) would delay, hinder or prevent the consummation of the transactions contemplated by this Agreement by Buyer, or (b) would not have in the aggregate a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

Section 4.5.      Financing.

     Buyer has access to sufficient funds to purchase the Company Shares and to pay the Cash Consideration and the other amounts contemplated by Section
     1.2 and Section 1.3 of this Agreement. Buyer has heretofore furnished the Company and the Stockholder Representative with sufficient evidence, including the Commitment Letter dated October 17, 2007 from National City Bank to Buyer (together with the Term Sheet referred to therein and attached thereto, the "Commitment Letter"), a true and complete copy of which is attached hereto as Schedule 4.5, of its ability to purchase the Company Shares and to pay the Cash Consideration and the other amounts contemplated by Section 1.2 and Section 1.3 of this Agreement. Buyer acknowledges and agrees that Buyer's performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Buyer. Buyer represents that (i) the Commitment Letter is in full force and effect and no party has terminated or given any notice of any proposed termination of the Commitment Letter, and (ii) no facts or circumstances exist that would reasonably be expected to cause the failure of any condition to, or otherwise prevent, the consummation of the financing contemplated in the Commitment Letter.

Section 4.6.      Brokers.

     Except for the fees payable to Stephens, Inc., which fees are payable by Buyer, Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with this Agreement or the transactions contemplated hereby.

Section 4.7.      Investment  Intent.

     Buyer is acquiring the Company Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. Buyer acknowledges that the Company Shares to be acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and the securities laws of any applicable state or other jurisdiction or an exemption from such registration is available.

Section 4.8.      Inspection;  No Other  Representations.

     Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer agrees to accept the Company Shares and the Company and its Subsidiaries in the condition they are in at the Closing based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company or its Stockholders, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that neither the Company nor the Stockholders makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company its Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement.

Article V -             CERTAIN COVENANTS OF BUYER, THE COMPANY
                                 AND THE STOCKHOLDERS

Section 5.1.      Conduct of Business  Prior to Closing.

     The Company agrees that, between the date hereof and the Closing Date, it shall operate in the ordinary course of business, consistent with past practices, except as described in Schedule 5.1 or as otherwise contemplated by this Agreement. In furtherance of the foregoing, except as described in
     Schedule 5.1, without the consent of the Buyer, the Company shall refrain from (and shall cause its Subsidiaries to refrain from):

(a) changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

(b) making any change to the Company's Charter or by-laws or the organizational documents of its Subsidiaries, or changing the authorized or issued capital stock or equity interests of the Company or any Subsidiary;

(c) (i) declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock, shares or ownership interests, (ii) making any direct or indirect redemption, purchase or other acquisition of its stock or ownership interests or (iii) issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class thereof;

(d) (i) prepaying any loans (if any) from its Stockholders, officers or directors or any Person affiliated with any of the foregoing, (ii) making any change in its borrowing arrangements, (iii) modifying, amending or terminating any of its Material Contracts except in as specifically provided in this Agreement or in the ordinary course of business, or (iv) waiving, releasing or assigning any material rights or claims, other than in the ordinary course of business;

(e) materially changing Tax or accounting policies, methods, elections, or procedures;

(f) settle or compromise of any Tax claim, audit, assessment or liability; surrender any right to claim a Tax refund, offset or other reduction in Tax liability; agree to a waiver or extension of the statute of limitations with respect to the assessment or determination of Taxes; filing of any amended Tax Return, enter into any closing agreement with respect to Tax; or take or omit to take any other action, if, in the case of any of the foregoing, any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its Subsidiaries;

(g) increasing the rates of direct compensation or bonus compensation payable or to become payable to any officer, employee, director, shareholder, agent or consultant of the Company or any Subsidiary, except in the ordinary course of business;

(h) making any acquisition or capital expenditure other than in the ordinary course of business;

(i) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material property or assets, including, without limitation, any shares of capital stock of any Subsidiary and Company Intellectual Property (other than in the ordinary course of business; provided, however, that in no event shall any arrangement to transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber the "Doble" trademark be deemed to be in the ordinary course of business);

(j) settle or compromise any material claims or litigation or waive, release or assign any material rights other than in connection with amending, renewing or terminating contracts in the ordinary course of business;

(k) amend or terminate any Material Contract or enter into any contract that would be a Material Contract, in each case, other than in the ordinary course of business;

(l)      effect any payment of Transaction Expenses;

(m) abandon or allow to lapse any Company Intellectual Property, or not seek to enforce against any infringing party of which the Company has knowledge is infringing upon Company Intellectual Property.

Section 5.2.      Access to Information.

     Without undue disruption of its business, between the date of this Agreement and the Closing Date, the Company shall give Buyer and its representatives reasonable access upon reasonable notice and during times mutually convenient to Buyer and senior management of the Company to the facilities, properties, employees, books, and records of the Company and its Subsidiaries as from time to time may be reasonably requested. Any such investigation by Buyer shall not unreasonably interfere with any of the businesses or operations of the Company and its Subsidiaries.

Section 5.3.      Confidentiality.

(a) The parties shall adhere to the terms and conditions of that certain Confidentiality Agreement dated July 20, 2007 by and between the Company and Buyer (the "Confidentiality Agreement").

(b) Following the Closing, each Stockholder shall maintain, and shall cause its Affiliates, trustees, beneficiaries, advisors, agents and representatives to maintain, in confidence any non-public, proprietary, confidential information, including any non-public, proprietary, confidential information included in any Intellectual Property of the Company ("Doble Confidential Information") that each may have and such information shall not be disclosed by a Stockholder, its Affiliates, trustees, beneficiaries, advisors, agents or representatives to any third party without the Buyer's prior written consent, unless such information is: (i) otherwise publicly available through no fault of such Stockholder or its Affiliates, trustees, agents or representatives; (ii) required to be disclosed pursuant to judicial order, regulation or law; or (iii) required to be disclosed by the rules of the New York Stock Exchange or any other applicable exchange (it being understood that any information described in (i), (ii) or (iii) above shall not be considered Doble Confidential Information). If a Stockholder becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demands, or similar process) or is required by a regulatory body to make any disclosure with respect to the Company's business that is prohibited by this Section 5.3, such Stockholder will provide Buyer with prompt notice (to the extent such notice is not prohibited by law) of such requirement so that Buyer may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, a Stockholder may furnish that portion (and only that portion) of such information that such Stockholder is legally compelled or are otherwise required to disclose. Each Stockholder shall be responsible and liable for any breach of this Section 5.3 by any of its Affiliates, trustees, beneficiaries, advisors, agents or representatives.

Section 5.4.      Regulatory and Other Authorizations; Consents.

(a) The Company and Buyer shall use their good faith commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement. If required by the HSR Act, each party hereto agrees to make an appropriate filing of a Pre-Merger Notification and Report Form with respect to the transactions contemplated by this Agreement within two (2) business days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto shall at the time of filing request early termination of the 30-day premerger waiting period pursuant to the HSR Act, and further will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority or filings in respect thereof. Buyer shall pay all filing and related fees in connection with any such filings which must be made by any of the parties under the HSR Act. Buyer hereby covenants and agrees to use its best efforts to secure termination of any waiting periods under the HSR Act, including without limitation, if necessary, promptly offering to sell any of its assets or business as may be necessary to secure such termination.

(b) Buyer shall use its good faith commercially reasonable efforts to assist the Company in obtaining the consents of third parties listed in Schedule 2.8, including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties (provided that neither party hereto shall be required to agree to any increase in the amount payable with respect thereto) and (iii) executing agreements to effect the assumption of such agreements on or before the Closing Date.

Section 5.5.      Further  Action.

     Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 5.6.      Press Releases.

     The parties hereto will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties hereto, issue or cause publication of any such press release, public announcement or regulatory filing to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law or by the rules of any applicable self-regulatory organization, in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release, public announcement or regulatory filing in advance of its issuance.

Section 5.7.      No Solicitation.

(a) Except as otherwise provided herein, unless and until this Agreement shall have been terminated in accordance with its terms, the Company and the Stockholders agree and covenant that neither the Company nor the Stockholders shall, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, or similar transaction involving the purchase of the Company, any Subsidiary, all or a material portion of the Company's assets, or the Company Shares.

(b) From the date of this Agreement until the earlier of the Closing or one year from the date of this Agreement, Buyer on the one hand and the Company on the other hand shall not, and shall ensure that its directors, officers, employees, partners, agents, Affiliates, advisors or representatives shall not, directly or indirectly, (i) solicit for employment or employ any officer, employee or consultant of the other party, (ii) encourage, induce or attempt to induce any officer, employee or consultant of the other party to terminate his or her employment or consulting relationship with the other party, (iii) interfere with the business or operations of the other party, or (iv) take or fail to take any actions which could reasonably be expected to adversely affect the other party's business relationships with its customers and suppliers or goodwill.

Section 5.8.      Conveyance Taxes; Costs.

     All transfer, value added, excise, stock transfer, stamp, recording, registration and any similar duties or Taxes that become payable in connection with the acquisition by Buyer of the Company Shares and other transactions contemplated hereby shall be borne 50% by Buyer and 50% by the Stockholders, and the Stockholder Representative shall, file all necessary Tax Returns and other documentation with respect to all such Taxes described in this Section 5.8.

Section 5.9.      Books and Records;  Insurance.

     Buyer shall, and shall cause the Company and each Subsidiary to, until the seventh anniversary of the Closing Date, retain all Tax Returns and material financial information pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and to make the same available for inspection and copying by the Stockholders or any representative of the Stockholders at the expense of the Stockholders during the normal business hours of Buyer, the Company or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice.

Section 5.10.     Officers'  and  Directors'  Indemnification.

     The Company, the Stockholders and Buyer agree that all rights to exculpation and indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees of the Company and its Subsidiaries ("Indemnified Persons") provided for in its Charter and by-laws and the organizational documents of its Subsidiaries, as applicable, as in effect as of the date hereof with respect to matters occurring prior to and through the Closing, and specifically including the transactions contemplated hereby, shall continue in full force and effect for a period of six (6) years from the Closing; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. Following the Closing, Buyer shall not, and shall not permit the Company or any Subsidiary to, amend or modify its Charter or by-laws or other organizational documents, as applicable, except as required by applicable law, if the effect of such amendment or modification would be to lessen or otherwise adversely affect the indemnification rights of such Indemnified Persons as provided therein, and Buyer shall cause the Company or any Subsidiary to advance expenses to each such Indemnified Person in connection with any proceeding involving such Indemnified Person to the fullest extent so permitted upon receipt of any undertaking required by law or in the Charter or by-laws of the Company or the organizational documents of such Subsidiary, as applicable. In the event that the Company or any Subsidiary transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the transferee of such properties or assets shall assume the obligations of the Company or such Subsidiary, as applicable, under this
     Section 5.10. Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's and its Subsidiaries' directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Closing of not less than the existing coverage under, and have other terms not materially less favorable to, the insured Persons than the directors' and officers' liability insurance coverage presently maintained by the Company. This Section 5.10 is intended to benefit each of the Indemnified Persons and their respective heirs and personal representatives, each whom shall be entitled to enforce the provisions hereof. Nothing in this Section 5.10 shall be deemed to extend to Stockholders (other than trustees, officers or directors of Stockholders that are officers or directors of the Company) any rights of directors, officers or employees provided for herein.

Section 5.11.     Stockholder  Release.

     For and in consideration of the covenants and promises set forth in this Agreement each Stockholder, on behalf of himself and his assigns, heirs, beneficiaries, creditors, representatives, agents and affiliates (the "Releasing Parties"), hereby fully and finally releases, acquits and forever discharges the Company, each other Stockholder and each of the Company's and other Stockholder's present and former direct or indirect partners, members and stockholders and the officers, directors, partners, members, stockholders, trustees, shareholders, representatives, employees, agents, affiliates, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers and attorneys of any of them (collectively, the "Released Parties") from any and all actions, debts, claims, counterclaims, demands, liabilities, damages, causes of action, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Releasing Party's prior relationship with the Company or his , her or its rights or status as a stockholder, officer or director of the Company, except for claims arising under or pursuant to this Agreement, the Indemnification Escrow Agreement, the Holdback Escrow Agreement and rights to indemnification and insurance for directors and officers as provided in Section 5.10. Each Stockholder further agrees to execute a release substantially similar to the release contained in this Section 5.11 upon the Closing. Each Stockholder hereby represents and warrants that he, she or it has adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth in this Section 5.11, and all other matters encompassed by this
     Section 5.11 to make an informed and knowledgeable decision with regard to this Section 5.11, and that he has independently and without reliance upon the Released Parties made his, her or its own analysis and decision to enter into this Agreement. Each Stockholder further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to any and all claims released in this Section 5.11. Each Stockholder acknowledges that he has had the benefit of advice of competent legal counsel with respect to his decision to enter into the release provided for in this Section 5.11. Each Stockholder further acknowledges that the consideration payable to him pursuant to this Agreement provides good and sufficient consideration for the releases set forth in this
     Section 5.11. This Section 5.11 is intended to benefit each of the Released Parties and their respective heirs and personal representatives, each whom shall be entitled to enforce the provisions hereof.

Section 5.12.     Tax Matters.

(a) Buyer shall not amend any Tax Return of the Company filed on or prior to the Closing Date if it would give rise to an indemnity obligation under
     Section 8.2 without the prior written consent of the Stockholder Representative which consent shall not be unreasonably withheld, except that in no case may such consent be withheld with respect to amendments that are necessary in order to ensure that "substantial authority," as defined in Code 6662 and corresponding Treasury Regulations, exists for any non-disclosed tax position taken on a Tax Return.

(b) The Stockholder Representative and Buyer shall cooperate with each other to the extent reasonably requested, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.

Section 5.13.     Commitment Letter.

     Buyer shall promptly (and in any event within two (2) business days after the occurrence thereof) notify the Company and the Stockholder Representative of any of the following events: (i) any termination of the Commitment Letter or (ii) the failure of any condition to the consummation of the financing contemplated in the Commitment Letter. None of the events described in this Section 5.13 shall give rise to a right of the Company or the Stockholders to declare an anticipatory repudiation by Buyer or otherwise to effect termination of this Agreement prior to Closing;
     provided that nothing contained in this Section 5.13 shall modify the Company's right to terminate this Agreement pursuant to Section 9.1(g).

Section 5.14.     Bonus Plans.

     Prior to the Closing, the Company will amend each of the Company's Profit Sharing Plan and Officer Annual Incentive Plan (the "Bonus Plans") to (i) permit accelerated payment of benefits pursuant to the terms of such plan upon the Closing, and (ii) ensure that all benefit obligations thereunder prior to and with respect to the 2007 plan year are fully satisfied so that as of Closing no participant or beneficiary shall have a claim for benefits thereunder and (iii) terminate such plan on or prior to Closing so that no further benefit entitlements may accrue thereunder.

Section 5.15.     Foreign Subsidiaries.

     The Company and each Subsidiary,  as the case may be, shall have used their
     respective   commercially  reasonable  efforts  to  deliver  to  Buyer  the following documents:

(a) Articles of Incorporation or equivalent document of such Subsidiary certified by a Government Authority in the Subsidiary's jurisdiction of organization (other than with respect to Doble PowerTest Limited, Doble Transinor, AS, and Doble Engineering Private Limited);

(b) a certificate by the Secretary or any Assistant Secretary of each Subsidiary, dated as of the Closing Date, as to a copy of the by-laws of such Subsidiary (as applicable); and

(c) certificates of good standing for each Subsidiary (if available in the Subsidiary's jurisdiction of organization).

Section 5.16.     Rights to Software.

     The Company shall use its commercially reasonable efforts to obtain and deliver to the Buyer prior to the Closing the written assignment of all rights to the software developed by Software Products Group and CompuPage and used in, or intended to be used in, the business of the Company and its Subsidiaries.


Article VI -                       EMPLOYEE MATTERS

Section 6.1.      Employees; Benefits.

(a) Buyer shall ensure that all Persons who were employed by the Company and its Subsidiaries immediately preceding the Closing Date, including those on vacation, leave of absence or disability (the "Company Employees"), will remain employed in a comparable position on and immediately after the Closing Date, at not less than the same base rate of pay. Buyer shall not, at any time prior to ninety (90) days after the Closing Date, effectuate a "mass layoff" as that term is defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), or comparable conduct under any applicable foreign or state law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or its Subsidiaries without complying fully with the requirements of WARN or such applicable foreign or state law.

(b) Buyer acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control of the Company (to the extent such concept is applicable) for purposes of the Benefit Plans. From and after the Closing, Buyer and the Company will make any payments at the time and in the amount provided under the terms of all transaction bonus and change-of-control agreements and retirement benefits listed on Schedule 6.1(b) and in effect prior to the Closing Date.

(c) To the extent that service is relevant for purposes of eligibility, vesting, calculation of any benefit, or benefit accrual under any employee benefit plan, program or arrangement established or maintained by Buyer (other than any defined benefit pension plan) following the Closing Date for the benefit of Company Employees, such plan, program or arrangement shall credit such Company Employees for service on or prior to the Closing Date that was recognized by the Company or its Subsidiaries, as the case may be, for purposes of employee benefit plans, programs or arrangements maintained by the Company, except to the extent it would result in a duplication of benefits. In addition, with respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) established or maintained by Buyer following the Closing Date for the benefit of Company Employees, such plan shall waive any pre-existing condition exclusions to the extent such condition was covered under a Benefit Plan immediately preceding the Closing Date and provide that any covered expenses incurred on or before the Closing Date by any Company Employee or by a covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out-of-pocket provisions after the Closing Date.

(d) With respect to any Pension Plan listed on Schedule 2.11(a) that is qualified under Section 401(a) of the Code, Buyer shall, or shall cause the Company to, maintain such Pension Plan for the benefit of the Company Employees for the period provided under Section 410(b)(6)(C) of the Code. With respect to any medical or dental welfare benefit plan (as defined in Section 3(1) of ERISA maintained pursuant to any insurance or other contract, prior to the renewal date for such contract Buyer shall evaluate such welfare benefit plan and determine whether to renew such contract or to provide the Company Employees with coverage under welfare benefit plans otherwise maintained by Buyer. Buyer shall evaluate any other welfare plan benefit plan and determine in its discretion whether to renew such plan or to provide the Company Employees with coverage under welfare benefit plans otherwise maintained by Buyer.

(e) Nothing in this Agreement shall be interpreted or construed to confer any third party rights upon the Employees or any other Person who is not a party to this Agreement. This Section 6.1 shall be binding on all successors and assigns of Buyer and the Company. Notwithstanding the foregoing, (i) nothing in this Agreement shall be interpreted or construed to confer upon the Company Employees any right with respect to continuance of employment by the Company, such Subsidiaries or Buyer, nor shall this Agreement interfere in any way with the right of the Company, such Subsidiaries or Buyer to terminate any employee's employment at any time and (ii) nothing in this Agreement shall interfere in any way with the right of Buyer to amend, terminate or otherwise discontinue any or all plans, practices or policies of Buyer in effect from time to time.

Article VII -                       CONDITIONS TO CLOSING

Section 7.1.      Conditions to Obligations of the  Stockholders.

     The  obligations  of  the   Stockholders  to  consummate  the  transactions
     contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) All covenants contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects and the Company shall have received a certificate of Buyer to such effect signed by a duly authorized officer of Buyer.

(b) Each of the representations and warranties of Buyer contained in Article IV shall be true and correct as of the Closing Date as though made on and as of the Closing Date except for such inaccuracies as (i) would not delay, hinder or prevent the consummation of the transactions contemplated by this Agreement by Buyer, or (ii) would not have in the aggregate a material adverse effect on Buyer's ability to perform its obligations under this Agreement; and Buyer shall have delivered to the Company and the
     Stockholder Representative a certificate of the President and Chief Financial Officer of Buyer dated as of the Closing Date to the effect that the statements set forth in this Section 7.1(b) above are true and correct.

(c) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions to be consummated at the Closing shall have expired or been terminated.

(d) No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting consummation of such transactions.

(e) The Buyer shall have delivered to Stockholders the following documents and payments:

(i) a certificate by the Secretary or any Assistant Secretary of the Buyer, dated as of the Closing Date, as to (A) the good standing of the Buyer, in its jurisdiction of incorporation, (B) the content of the Charter of the Buyer, as then in effect, and (C) the effectiveness of any board or shareholder resolutions of the Buyer passed in connection with this Agreement and transactions contemplated hereby; and

(ii) certificates, documents, other materials and payments required to be delivered pursuant to Section 1.5(b).

Section 7.2.      Conditions to Obligations of Buyer.

     The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) All covenants contained in this Agreement to be complied with by the Company and the Stockholders on or before the Closing shall have been complied with in all material respects and Buyer shall have received a certificate of the Company to such effect signed by a duly authorized officer of the Company.

(b) Each of the representations and warranties of the Company and the Stockholders contained in Article II and Article III shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties made of a specific date which shall be true and correct as of such date) except for such inaccuracies as would not have in the aggregate a Material Adverse Effect; and the Company shall have delivered to Buyer a certificate of the Company's President and Chief Financial Officer dated as of the Closing Date to the effect that the statements set forth in this Section 7.2(b) above are true and correct.

(c) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions to be consummated at the Closing shall have expired or been terminated.

(d) No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting consummation of such transactions.

(e) No facts or circumstances shall exist that have had or would reasonably be expected to have a Material Adverse Effect and the Buyer shall have received a certificate of the Company to such effect signed by a duly authorized officer of the Company.

(f) The Stockholders, Company and each Subsidiary, as the case may be, shall have delivered to Buyer the following documents:

(i) a certificate by the Secretary or any Assistant Secretary of the Company, dated as of the Closing Date, as to (a) Articles of Incorporation of the Company certified by the Secretary of State of the Massachusetts; (b) copy of the Company's by-laws, (c) copy of the resolutions approving this Agreement and the transactions contemplated hereby; and (d) a certificate of incumbency of the officers of the Company executing this Agreement and any other documents or instruments contemplated hereby;

(ii) certificates of good standing for the Company for each jurisdiction as set forth on Schedule 7.2(f)(ii);

(iii) an ALTA form 10-17-92 owner's policy of title insurance issued by Lawyers Title Insurance Company to the Company, as the insured, insuring the Company's title to the Owned Real Property, which policy shall be in the form of the Title Commitment, except that (A) the effective date of the policy shall be the Closing Date, (B) the amount of the policy shall be $12,100,000, (C) Schedule B-Section 1 shall be deleted as satisfied, (D) Exception Nos. 1, 2, 3 and 4 of Schedule B-Section 2 shall be deleted, (E) the policy shall include an ALTA form 15-06 non-imputation endorsement which identifies all officers and directors of the Company, and (F) the policy shall include a contiguity endorsement, access and entry endorsement (Walnut Street), tax parcel endorsement, same-as-survey endorsement, subdivision endorsement, waiver of arbitration endorsement, utility facility endorsement, Address/Location endorsement and Alta 3.1 Zoning endorsement, in customary forms; and

(iv) certificates, documents and other materials required to be delivered pursuant to Section 1.5(a).

Article VIII -                 SURVIVAL OF REPRESENTATIONS
                             AND WARRANTIES; INDEMNIFICATION

Section 8.1.      Survival.

     Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein, as the case may be, shall survive the Closing.


Section 8.2.      Several Indemnification by the Stockholders

(a) The Stockholders agree, subject to the other terms and conditions of this Agreement, to severally, in accordance with their Pro Rata Share, indemnify Buyer, the Company and their respective officers and directors (each a "Buyer Indemnified Party") against and hold them harmless to the extent of any Losses resulting from:

(i) fraud by the Company or any Stockholders with respect to any of the representations and warranties contained in Article II and Article III hereof;

(ii) except  as  provided  for  in  clause  (iii)  below,   the  breach  of  any
     representation or warranty contained in Article II and Article III hereof;

(iii) the breach of any representation or warranty contained in Section 2.10 (Taxes), Section 2.11 (Employee Benefit Plans), Section 2.19 (Foreign Operations and Export Control), Section 2.20 (Intellectual Property) and
     Section 2.21 (Environmental Matters) hereof;

(iv) the breach of any covenant or agreement of the Company or the Stockholders contained herein;

(v) any Legal Proceeding arising out of or relating to the matter disclosed on Schedules 2.13(c) and 2.13(e) and noted with an asterisk; and

(vi) subject to Section 8.2(m), the inability of the Buyer and/or the Company to recognize a deduction under Section 162(a)(1) of the Code (and any comparable provisions of state Law) (A) in an amount at least equal to $6,140,000 related to Change in Control Payments made at Closing, (B) if the Deferred Payment is made to Mr. Smith, the amount of the Deferred Escrow, (C) any amount paid pursuant to the third to last sentence of
     Section 1.2(c) and (D) any amount paid pursuant to Section 1.3(c)(ii)(B) ((A) through (D) together, the "Indemnified Deductions"). The amount of any Loss for which any indemnity claim be a Buyer Indemnified Party may be brought pursuant to this Section 8.2(a)(vi) shall be determined by applying an income tax rate of 37% (rather than the actual income tax rate), and applying the actual amount of any interests, penalties, or additions to tax with respect to such Loss.

(b) The indemnification obligations of the Stockholders pursuant to Section 8.2(a)(ii), Section 8.2(a)(iii) (other than with respect to Excluded Claims which shall be subject to the limitations set forth in Section 8.2(c)),
     Section 8.2(a)(v) and Section 8.2(a)(vi) shall be limited as follows:

(i) the Stockholders shall have no obligation to provide any indemnification unless and until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 8.2(a)(ii) and Section 8.2(a)(iii) exceeds $1,500,000 (the "Deductible Amount"), and then only to the extent such aggregate amount exceeds such Deductible Amount; provided that the Deductible Amount shall not apply to Losses arsing under Section 8.2(a)(v) or Section 8.2(a)(vi);

(ii) the Stockholders shall not be obligated to indemnify any Buyer Indemnified Party pursuant to Section 8.2(a)(ii), Section 8.2(a)(iii), Section 8.2(a)(v) and Section 8.2(a)(vi) for any amount of Losses in excess of the Escrow Fund and the Escrow Fund shall be the sole and exclusive recourse for satisfying indemnification obligations under Section 8.2(a)(ii),
     Section 8.2(a)(iii), Section 8.2(a)(v) and Section 8.2(a)(vi); and

(iii) no indemnification shall be payable to a Buyer Indemnified Party (A) with respect to claims asserted by such Buyer Indemnified Party pursuant to
     Section  8.2(a)(ii) after the 14 month  anniversary of the Closing Date and
     (B) with respect to claims asserted by such Buyer Indemnified Party pursuant to Section 8.2(a)(iii), Section 8.2(v) and Section 8.2(a)(vi) after the 24 month anniversary of the Closing Date.

(c) The indemnification obligations of the Stockholders pursuant to Section 8.2(a)(i), Section 8.2(a)(ii) (solely with respect to Excluded Claims) and
     Section 8.2(a)(iv) shall be limited as set forth in this Section 8.2(c). In no event shall any Stockholder be obligated to indemnify a Buyer Indemnified Party for any Losses based upon or resulting from claims brought pursuant to Section 8.2(a)(i), Section 8.2(a)(ii) (solely with respect to Excluded Claims) and Section 8.2(a)(iv):

(i) in excess of such Stockholder's Pro Rata Share of such Loss (which limitation shall not apply to breaches of representations and warranties by such Stockholder of any representations and warranties made by such Stockholder);

(ii) attributable to a breach of this Agreement by any other Stockholder;

(iii) in excess of such Stockholder's Pro Rata Share of the Purchase Price received by such Stockholder; and/or

(iv) asserted after the expiration of the statute of limitations applicable to such claim.

(d) A Buyer Indemnified Party must proceed first against and exhaust the Escrow Fund in respect of all indemnification claims under this Section 8.2 before proceeding against any Stockholder; provided that a Buyer Indemnified Party may proceed directly against the Stockholders in respect of any Excluded Claim once the aggregate of all Excluded Claims exceeds $1,000,000.

(e) The amount of Losses otherwise recoverable under this Section 8.2 shall be reduced to the extent of any insurance proceeds and any indemnity, contribution or other similar payment actually received by Buyer Indemnified Parties from any third party with respect thereto and of any Federal, state, local or foreign tax benefits when and as realized (net of any Tax cost) by the Buyer Indemnified Parties by reason of any Loss or indemnity payment hereunder.

(f) No Buyer Indemnified Party shall be entitled to indemnification hereunder for any Loss (including, but not limited to, a breach of any representation contained in Sections 2.5, 2.15(a), 2.22 and 2.24) and the amount of any Loss shall not be included in the calculation of the Deductible Amount or any other limitations on indemnification set forth herein, to the extent that such Loss is included in a Current Liability included in the calculation of Final Working Capital up to the amount so included.

(g) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of a Buyer Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(h) Neither the Company nor the Stockholders shall have any liability under any provision of this Agreement or otherwise for any exemplary or punitive damages or any multiple of damages.

(i) Any liability for indemnification under this Section 8.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(j) Any liability for indemnification under this Section 8.2 which is based on a breach of any representation or warranty contained in Sections 2.10, 2.11(b) or (h), 2.13(a) or 2.19 shall be determined without regard to any qualification of materiality contained in such Sections.

(k) A Buyer Indemnified Party shall give the Stockholder Representative written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Buyer Indemnified Party may request indemnification hereunder or as to which the Deductible Amount may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Buyer Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Stockholder Representative shall not affect rights to indemnification hereunder except to the extent that the Stockholders' are prejudiced by such failure. Except as set forth in Section 8.2(l), the Stockholder Representative shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Stockholder Representative elects to assume the defense of any such claim or proceeding, the Stockholder Representative shall consult with the Buyer Indemnified Party for the purpose of allowing the Buyer Indemnified Party to participate in such defense, but in such case the expenses of the Buyer Indemnified Party shall be paid by the Buyer Indemnified Party. A Buyer Indemnified Party shall provide and shall cause the Company to provide, as applicable, the Stockholder Representative and counsel with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Stockholder Representative in the defense or settlement thereof, and the Stockholders shall reimburse Buyer Indemnified Party for all its reasonable
     out-of-pocket   expenses  in  connection  therewith.   If  the  Stockholder
     Representative elects to direct the defense of any such claim or proceeding, Buyer Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Stockholder Representative consents in writing to such payment or unless the Stockholder Representative, subject to the last sentence of this
     Section 8.2(k), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Stockholders is entered against Buyer Indemnified Party for such liability. If the Stockholder Representative fails to defend or if, after commencing or undertaking any such defense, the Stockholder Representative fails to prosecute or withdraws from such defense, Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Stockholders' expense. If the Buyer Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 8.2(k) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Buyer Indemnified Party shall give the Stockholder Representative prompt written notice thereof, and the Stockholder Representative shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

(l) Notwithstanding Section 8.2(k), if (i) at the time a claim is made the aggregate amount payable with respect to all pending claims is reasonably expected to exceed the remaining amount in the Escrow Fund by more than the amount remaining in the Escrow Fund, (ii) at the time a claim is made the aggregate amount payable with respect to all pending claims is reasonably expected to be less than the Deductible Amount or to exceed the Deductible Amount by less than $1,500,000 or (iii) the outcome of a claim would reasonably be expected to have a material impact on the Company's business, operations, reputation or prospects, then, in each such case, the Buyer Indemnified Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding and shall consult with the Stockholder Representative for the purpose of allowing the Stockholder Representative to participate in such defense, but in such case the expenses of the Stockholder Representative shall be paid by the Stockholder Representative; provided, however, that any claim, assertion, event or proceeding by or in respect of a third party as to which a Buyer Indemnified Party may request indemnification under Section 8.2(a)(v) or Section 8.2(a)(vi) shall be governed by Section 8.2(k) above. A Buyer Indemnified Party shall provide and shall cause the Company to provide, as applicable, the Stockholder Representative and counsel with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Stockholder Representative in the defense or settlement thereof, and the Stockholders shall reimburse Buyer Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. Buyer Indemnified Party shall not consent to the entry of judgment with respect to the matter or enter into any settlement with respect to the matter without consulting with the Stockholder Representative in advance. If the Buyer Indemnified Party fails to defend or if, after commencing or undertaking any such defense, the Buyer Indemnified Party fails to prosecute or withdraws from such defense, Stockholder Representative shall have the right to undertake the defense or settlement thereof, at the Stockholders' expense provided that the Stockholder Representative notified the Buyer Indemnified Party in writing of its election to indemnify the Buyer Indemnified Party with respect to such claim or proceeding by or in respect of a third party. If the Stockholder Representative assumes the defense of any such claim or proceeding pursuant to this Section 8.2(l) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Stockholder Representative shall give the Buyer Indemnified Party prompt written notice thereof, and the Buyer Indemnified Party shall have the right to participate in the settlement.

(m) The Stockholders shall not be obligated to indemnify any Buyer Indemnified Party pursuant to Section 8.2(a)(vi) for the amount of the respective Losses unless (A) the Company deducts on its federal, and state income tax returns for the period ending on the Closing Date $6,140,000 related to Change in Control Payment made at Closing, (B) the Company deducts on its federal, and state income tax returns the full amount of the Deferred Escrow (other than amounts paid to Stockholders), (C) the Company deducts on its federal, and state income tax return any amount paid pursuant to the third to last sentence of Section 1.2(c), (D) the Company deducts on its federal, and state income tax return any amount paid pursuant to Section 1.3(c)(ii)(B) and (E) the Buyer, the Company, and its Subsidiaries refrain from (x) disclosing on any Tax Return if it is not more likely than not that such deduction is allowable, or otherwise providing notice to the IRS or any other Governmental Authority, any information with respect to such deductions, except to the extent such disclosure is otherwise required to avoid the imposition of penalties on the Company or the income tax return preparer or is otherwise required by law and (y) seeking a private letter ruling or a pre-filing agreement (or the equivalent thereof) from the IRS or any other Governmental Authority with respect to such deductions, except to the extent otherwise required by law. Notwithstanding the foregoing, the Company shall not be required to claim a deduction under (A) through (D) of the preceding sentence to the extent an income tax return preparer is not permitted to claim such a deduction under Section 10.34 of Circular 230. Because any claim or claims under Section 8.2(a)(vi) are not subject to the Deductible Amount, the Stockholder Representative shall have the right to control any contest (including any administrative appeals or audits) which could result in an indemnification obligation pursuant to Section 8.2(a)(vi), subject, however, to the remaining provisions of Section 8.2(k) and Section 8.2(l) other than with respect to the Deductible Amount. Subject to compliance with this Section 8.2(m), after the 23-month anniversary of the Closing Date and prior to the 24-month anniversary of the Closing Date, a Buyer Indemnified Party will have the right to make a claim for indemnification under Section 8.2(a)(vi) with respect to any Indemnified Deductions for which an indemnity claim has not previously been made, whether or not any claim by the IRS or any other Governmental Authority has been made with respect to such Indemnified Deductions and whether or not such Buyer Indemnified Party has incurred any Loss with respect thereto. Such claim (1) shall be made against the Escrow Fund by delivering a Claim Notice as provided in Section 5(f) of the Indemnification Escrow Agreement, and (2) shall constitute an Open Claim (as defined in the Indemnification Escrow Agreement) under the Indemnification Escrow Agreement. If no claim is made by the IRS or any other Governmental Authority with respect to an Indemnified Deduction included in such Open Claim prior to the expiration of the statute of limitations applicable to such Indemnified Deduction, then, no later than five (5) days following the expiration of such statute of limitations, the Buyer and the Stockholder Representative shall provide joint written instructions to the Escrow Agent to distribute the amount of such Indemnified Deduction to the Stockholders.

Section 8.3.      Treatment of Indemnity  Payments.

     All payments made by the Stockholders or Buyer, as the case may be, to or for the benefit of the other parties pursuant to this Article VIII shall be treated as adjustments to the Purchase Price for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

Section 8.4.      Remedies Exclusive

(a) Buyer hereby acknowledges and agrees that prior to the Closing, Buyer shall have no right or remedy to take any action in respect of, and the Company and the Stockholders shall have no liability to Buyer in respect of, any breach by the Company or the Stockholders of any of their respective representations or warranties contained herein or a material failure to comply with any of their covenants, conditions or agreements contained herein, except (i) to terminate this Agreement pursuant to Section 9.1 hereof, in which event, the Company and the Stockholders shall thereupon have no obligation or liability to Buyer other than as provided in Section
     9.2 or (ii) seek specific performance or injunctive relief.

(b) From and after the Closing, the rights of the Buyer and Buyer Indemnified Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this
     Article VIII, and such indemnification rights shall be the sole and exclusive remedies of the Buyer and Buyer Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or the transactions contemplated hereby. To the maximum extent permitted by law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws (including any right or remedy under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9602 et seq., or any other Environmental
     Law), at common law or otherwise. From and after the Closing, except as provided in this Article VIII, no claim, action or remedy shall be brought or maintained by the Buyer or Buyer Indemnified Parties against the Company, the Stockholders or the Stockholder Representative, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting any inaccuracy in, or any breach of, any of the representations, warranties or covenants of the Company, the Stockholders or the Stockholder Representative set forth or contained in this Agreement.


Article IX -                           TERMINATION

Section 9.1.      Termination.  This Agreement may be terminated:

(a)  at  any  time,   by  the  mutual   written   consent  of  the   Stockholder
     Representative, the Company and Buyer;

(b) by the Company or the Stockholder Representative, if the Company and the Stockholders are not then in material breach of any term of this Agreement, upon written notice to Buyer, upon a material breach of any representation, warranty or covenant of Buyer contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Company or the Stockholder Representative to Buyer;

(c) by Buyer, if Buyer is not then in material breach of any term of this Agreement, upon written notice to Company and the Stockholder Representative, upon a material breach of any representation, warranty or covenant of the Company or the Stockholders contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Buyer to the Company and the Stockholder Representative;

(d) by Buyer, the Company or the Stockholder Representative at any time after January7, 2008, if the Closing has not occurred as of such date and the party seeking termination is not then in material breach of any of the terms of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if January 7, 2008 the conditions to Closing set forth in Section 7.1(c) and Section 7.2(c) with respect to the receipt of regulatory approvals or consents from Governmental Authorities have not been satisfied, then each of Buyer and the Stockholder Representative shall have the right to extend to a specified date that is within five (5) business days following the expected receipt of such approvals or consents by providing written notice of such election to the other party; provided, further, that, it is reasonably likely at such time that the Company or Buyer, as applicable, will receive such approvals or consents by such expected date;

(e) by Buyer, the Company or the Stockholder Representative at any time more than thirty (30) days after the latest date set forth in Section 9.1(d), including any extensions thereof;

(f) by Buyer, the Company or the Stockholder Representative if a Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting consummation of such transactions; and

(g) by the Company or the Stockholder Representative, if, at the time of the Closing, Buyer has not completed the financing contemplated in the Commitment Letter or otherwise have sufficient funds for Buyer to consummate the transactions contemplated by this Agreement, including the payments required pursuant to Section 1.2 and Section 1.3, it being understood that this Section 9.1(g) shall not give rise to a right of the Company or the Stockholders to declare an anticipatory repudiation by Buyer or otherwise to effect termination of this Agreement prior to such time as all other conditions to Closing described in Section 7.2 have been satisfied or waived.

Section 9.2.      Effect of  Termination.

     In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further liability or obligations hereunder on the part of any party hereto or their respective Affiliates except for the obligations of the parties pursuant to this Section 9.2 and Sections 5.3, 5.7(b) and 10.2; provided, however, that nothing herein shall relieve either party from liability for any willful breach of this Agreement existing at the time of such termination. If this Agreement is terminated by the Company or the Stockholder Representative pursuant to Section 9.1(b) or 9.1(g), then the Buyer shall pay to the Company an amount in cash equal to $10,000,000 as promptly as possible (but in any event within five (5) business days) following such termination. If this Agreement is terminated by the Buyer pursuant to Section 9.1(c), then the Company shall pay to the Buyer an amount in cash equal to $10,000,000 as promptly as possible (but in any event within five (5) business days) following such termination. Section 9.3. Waiver. At any time prior to the Closing, Buyer, the Company and the Stockholder Representative hereto may
     (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

Article X -                         GENERAL PROVISIONS


Section 10.1.     Notices.

     All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery), or via facsimile to the parties at the following addresses (or at such other address for a party as specified by like notice):

(a)      if to the Company, to:

                           Doble Engineering Company
                           65 Boston Post Road West
                           Marlborough, Massachusetts  01752
                           Attn:  President
                           Facsimile:  (617) 926-0528

                           with a copy to:

                           Goodwin Procter LLP
                           Exchange Place
                           Boston, Massachusetts 02109
                           Attn:   Stuart M. Cable
                                    Robert P. Whalen, Jr.
                           Facsimile:  (617) 523-1231

(b)      if to the Stockholder Representative, to:

                           Thomas S. McGurty
                           Vice President, Finance and Administration
                           Tufts University Administration Building
                           160 Holland Street
(c)      Somerville, MA 02144If to Buyer, to:

                           ESCO Technologies Holding, Inc.
                           9900A Clayton Rd.
                           St. Louis, Missouri 63124
                           Attn:  General Counsel
                           Telephone:  (314) 213-7213
                           Facsimile:  (314) 213-7215

                           with a copy to:

                           Bryan Cave LLP
                           One Metropolitan Square
                           211 North Broadway, Suite 3600
                           St. Louis, Missouri 63102
                           Telephone:  (314) 259-2000
                           Fax:  (314) 259-2020
                           Attention:  Frederick W. Bartelsmeyer

Section 10.2.     Buyer Parent  Guarantee.

     Buyer Parent hereby guarantees the prompt and full payment and performance of all payment and other obligations of Buyer and its successors under this Agreement.

Section 10.3.     Fees and Expenses.

     Except as provided otherwise herein, each of Buyer, on the one hand, and the Company (on behalf of the Company and the Stockholders) on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

Section 10.4.     Certain Definitions.  For purposes of this Agreement:

(a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) "Associated Payment" means (i) the employer portion of any payroll Taxes imposed on or required to be paid by the Company, any Subsidiary or the Buyer, or any Affiliate of any of them, with respect to any compensatory payments which are Transaction Expenses, including, without limitation, the employer's portion of social security, Medicare and other similar Taxes, and (ii) any other payments incurred by any of the Company, any Subsidiary or the Buyer, or any Affiliate of any of them, with respect to such Transaction Expenses in either (i) or (ii) in excess of the amount such entity would have incurred during the year had the respective Transaction Expense not been incurred.

(c) "Change in Control Payments" means the aggregate amount payable by the Company to certain Employees and directors, as a result of the change in control of the Company that will occur as a result of the transactions contemplated by this Agreement (other than amounts payable (i) under the Bonus Plans, (ii) for accrued and unpaid vacation time or (iii) as a result of actions taken by Buyer or the Company after the Closing including the termination of employment of any Employee) including, but not limited to, those set forth on Schedule 10.4;

(d) "Excluded Claims" means claims made pursuant to Section 8.2(a)(ii) and relating solely to breaches of the representations and warranties of the Company and the Stockholders contained in Section 2.1(b) (Authorization),
     Section 2.2 (Capitalization), Section 2.27 (Brokers), Section 3.1 (Company Shares) and Section 3.2 (Authority);

(e) "GAAP" means U.S. generally accepted accounting principles, consistently applied;

(f) "Indebtedness" means the amount of the Company's indebtedness for borrowed money (excluding capital leases, accounts payable and outstanding undrawn letters of credit);

(g) "Initial Tax Benefit Amount" means an amount equal to the sum of (i) two million two hundred seventy-one thousand eight hundred dollars ($2,271,800) plus (ii) 1.48% of the Estimated Closing Adjustment;

(h) "Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to (a) inventions, invention disclosures, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with all divisions, reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) writings, works, copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications), (e) computer software (including related documentation), (f) copies and embodiments of any of the foregoing (in whatever form or medium), (g) registered domain names and uniform resource locators, (h) moral rights; and (i) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing clauses (a) through (h) with or by any governmental authority in any jurisdiction;

(i) "Law" means any federal, state or local, U.S./domestic or non-U.S./foreign, statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law, in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.

(j) "Losses" of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) actually suffered or incurred by such Person;

(k) "Material Adverse Effect" means a material adverse effect on the financial condition, business of the Company and its Subsidiaries, taken as a whole, except for any such effects resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) changes in general economic or political conditions or the securities markets in general that do not have a disproportionate adverse effect on the Company, or (iii) changes, after the date of this Agreement, in conditions generally applicable to businesses in the same industries of the Company and its Subsidiaries that do not have a disproportionate adverse effect on the Company including (A) changes in laws generally applicable to such businesses or industry and (B) changes in GAAP or its application;

(l) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(m) "Tax Benefit Amount" means an amount equal to the sum of (i) the Initial Tax Benefit Amount, plus (ii) the Deferred Tax Benefit Amount, plus (iii) the Indemnification Tax Benefit Amount, plus (iv) the Working Capital Tax Benefit Amount; and

(n) "Transaction Expenses" means any unpaid legal fees, including legal fees of Mr. Smith, accounting fees, investment banking fees, Change in Control Payments, any Associated Payments and all other miscellaneous expenses or costs of the Company and the Sellers incurred in connection with the transactions contemplated by this Agreement (other than the cost of the Title Policy).

Section 10.5.     Interpretation.

     When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to "$" and dollars shall be deemed to refer to the United States currency.

Section 10.6.     Counterparts.

     This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.7.     Amendments.

     This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer, the Company and the Stockholder Representative, or in the case of a waiver, the party waiving compliance.

Section 10.8.     Entire  Agreement;  Severability.

     This Agreement (including the exhibits, schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Section 10.9.     Third Party  Beneficiaries.

     Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

Section 10.10.    Governing  Law.

     This Agreement will be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 10.11.    Assignment.

     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of the Company, the Stockholder Representative and the Buyer. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12.    Consent to  Jurisdiction.

     Each of the parties hereby consents to exclusive jurisdiction, service of process and venue in the federal or state courts of the Commonwealth of Massachusetts for any claim, suit or proceeding arising under this Agreement, or the transactions contemplated hereby or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

Section 10.13.    Dispute Resolution.

(a) Any dispute arising out of or relating to this Agreement, including, but not limited to, claims for indemnification pursuant to Article VIII other than under Section 1.3 hereof shall be resolved in accordance with the procedures specified in this Section 10.13 which shall be the sole and exclusive procedures for the resolution of any such disputes. Notwithstanding the foregoing, any dispute regarding the Closing Working Capital shall be resolved in accordance with Section 1.3.

(b) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Stockholder Representative and executives of Buyer who, if possible, are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include (i) a statement of each party's position, and (ii) the name and title of the executive who will act as such party's representative. Within 30 days after delivery of the disputing party's notice, the Stockholder Representative and the Buyer shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

(c) If the matter has not been resolved by these persons within 60 days of the disputing party's notice, or if the parties fail to meet within 30 days, either party may initiate litigation as provided hereinafter.

(d) All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

(e)  If the dispute has not been resolved by the procedures provided for in this
     Section 10.13 within 60 days of the initiation of such procedures, either party may initiate litigation upon 30 days written notice to the other party; provided, however, that if one party has requested the other to participate in such procedures and the other party has failed to participate, the requesting party may provide written notice of its intent to initiate litigation prior to the expiration of such 60-day period.

(f) The procedures specified in this Section 10.13 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that any party may, without prejudice to the above procedures, seek preliminary injunction if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section 10.13.

(g) All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 10.13 are pending. The parties will take such action, if any, required to effectuate such tolling.

(h) Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

Section 10.14.    Mutual  Drafting.

     The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 10.15.    Remedies.

     Other than any breach of a provision of this Agreement for which a payment is provided for under Section 9.2, it is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant to this Agreement by any party hereto could result in irreparable injury to the other parties hereto, that the remedy at law alone could be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may seek to enforce their respective rights by actions for specific performance (to the extent permitted by law).

Section 10.16.    New Agreements.

     In connection with the transactions contemplated by this Agreement, the Buyer has specifically authorized and directed the Company to enter into with Mr. Smith the (a) Executive Employment Agreement and (b) Separate Agreement and General Release (together, the "Smith Employment Agreement") and, prior to the Closing, the Buyer may direct the Company to enter into employment agreements with other executives of the Company (all of such agreements, including the Smith Employment Agreement, the "New Agreements"). Notwithstanding anything in this Agreement to the contrary, and except to the extent the New Agreements preserve or restate the same terms previously existing with respect to Mr. Smith or such other executives, the Buyer acknowledges and agrees that (i) the Company and the Stockholders are not responsible for the terms or content of any New Agreement or the impact or effect of any New Agreement on any existing agreement or Benefit Plan of the Company, (ii) the New Agreements shall not be deemed to exist for purposes of the Company's and the Stockholders representations, warranties, covenants, obligations and conditions under this Agreement, (iii) in no event shall the existence of the New Agreements be permitted to have an adverse effect on any of the rights and obligations of the Company and the Stockholders under this Agreement, and (iv) neither the existence or terms of the New Agreements nor the effect of the New Agreements on any existing contract or Benefit Plan of the Company shall form the basis of any indemnification claim under Article VIII or any other claim against the Company or the Stockholders.

     SECTION 1.3(B) OF THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                  [Remainder of page intentionally left blank]

              [Signature Page to Stock Purchase and Sale Agreement]





          IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase and Sale Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                           DOBLE ENGINEERING COMPANY:



                                      By:  ______/s/ Howard F. Nichols________
                                          Name: Howard F. Nichols
                                          Title:   Chairman


                                      BUYER:

                                      ESCO TECHNOLOGIES HOLDING, INC.



                                      By:  ______/s/ Alyson Barclay__________
                                          Name: Alyson Barclay
                                          Title:   Vice President


                                      BUYER PARENT:



                                      By:  ______/s/ Alyson Barclay___________
                                          Name: Alyson Barclay
                                          Title:   Vice President & General
                                      Counsel, Secretary


                                                    FRANK C. DOBLE GROUP TRUST



                                        By:______/s/_Eleanor M. Eddy__________
                                                      Name:    Eleanor M. Eddy
                                                              Title:   Trustee


                                         By:______/s/_Edward M. Condit________
                                                       Name:  Edward M. Condit
                                                              Title:   Trustee



                                         By:______/s/_Thomas S. McGurty_______
                                                    Name:    Thomas S. McGurty
                                                              Title:   Trustee



                                         By:_____/s/_Margaret A. McKenna______
                                                  Name:    Margaret A. McKenna
                                                              Title:   Trustee

        By: Bank of America, N.A. as trustee of the Frank C. Doble Group Trust



                                        By:_____/s/ Michele Courton Brown ____
                                                  Name:  Michele Courton Brown
                                                  Title: Senior Vice President




                                                   FRANK C. DOBLE WIFE'S TRUST



                                       By: ______/s/_Eleanor M. Eddy__________
                                                      Name:    Eleanor M. Eddy
                                                              Title:   Trustee



                                        By: ______/s/_Edward M. Condit________
                                                       Name:  Edward M. Condit
                                                              Title:   Trustee

                                         By:______/s/_Thomas S. McGurty_______
                                                      Name:  Thomas S. McGurty
                                                              Title:   Trustee



                                         By:_____/s/_Margaret A. McKenna______
                                                    Name:  Margaret A. McKenna
                                                              Title:   Trustee

       By: Bank of America, N.A. as trustee of the Frank C. Doble Wife's Trust



                                        By:_____/s/ Michele Courton Brown ____
                                                   Name: Michele Courton Brown
                                                Title:   Senior Vice President



                                                           ROY K. ELLIOT TRUST

               By: Bank of America, N.A. as trustee of the Roy K. Elliot Trust



                                           By:_____/s/ Ruth Wahnow_________
                                                            Name:  Ruth Wahnow
                                                       Title:   Vice President




                                          GLEASON FAMILY DOBLE REVOCABLE TRUST



                                     By: ____/s/ Dr. Elizabeth H. Gleason_____
                                             Name:    Dr. Elizabeth H. Gleason
                                                              Title:   Trustee




                                     By: ____/s/ Dr. Charles S. Gleason_______
                                               Name:    Dr. Charles S. Gleason
                                                              Title:   Trustee




                                                                 ROBERT HOOPER




                                            _____/s/ Robert Hooper____________
                                                                 Robert Hooper


TRUST  UNDER  ARTICLE  EIGHTH OF THE WILL OF CHESTER L. DAWES DATED JULY 2, 1970

                                         By:  Cambridge Trust Company, Trustee



                                       By:______/s/ Robert C. Pasciuto _______
                                                   Name:    Robert C. Pasciuto
                                                       Title:   Vice President